FINANCIAL REPORT

Exhibit IX

FINANCIAL REPORT

Report of the Board of Directors

Proposal by the Board of Directors to the Board of Governors

Statement of comprehensive income

Statement of financial position

Changes in equity

Cash flow statement

Notes to the financial statements

Auditors’ reports

Statement by the Control Committee

Report of the Board of Directors

Report of the Board of Directors 2012

The euro area sovereign debt and banking crisis influenced the economic landscape of 2012. Significant progress was nevertheless made amid the uncertainty, most notably as a result of actions taken by the ECB, IMF, EU and euro zone member countries. In 2013, output from the EU is expected to stagnate due to the weight of continued financial sector and household deleveraging and public sector austerity measures. However, the Nordic-Baltic region should continue to grow slowly and to outperform relative to European markets.

Under these circumstances, demand continued for NIB’s long-term loans. Lending activities developed broadly in line with the Bank’s targets, with signings of loan agreements of EUR 2,366 million. Disbursements reached EUR 2,355 million, signalling a clear increase from the previous year (EUR 1,946 million). Of all loan agreements, 96% were projects with high mandate fulfilment in terms of competitiveness and the environment.

NIB’s funding activities continued to benefit from the highest possible credit rating and the relatively stable financial environment in the Nordic countries, which have been seen as a safe haven for investors during the financial crisis. NIB raised EUR 4.4 billion in new funding during 2012.

The Bank’s profit for the period amounted to EUR 209 million (2011: EUR 194 million).

MANDATE FULFILMENT

In 2012, NIB continued to finance projects that improve the competitiveness and environment of the Nordic-Baltic region. This is measured by so called mandate fulfilment, which was emphasised in the Board of Governors’ decision to increase the Bank’s capital. The decision entered into force in February 2011.

In 2012, mandate fulfilment for agreed lending improved from the previous year. The share of loans reaching a good or excellent mandate was at an all-time high of 96%. Similarly, nearly 90% of loans were allocated to the focus sectors¹ identified as a priority in connection with the capital replenishment. It is further expected that a large portion of the still unallocated loans to financial intermediaries will reach a high mandate. This means that nearly all lending in 2012 was at the high end of NIB’s quality and impact scale.

Most projects with high competitiveness impact were infrastructure investments, productivity-enhancing corporate capital investments, new entries into—or improved access to—emerging markets and support for R&D. These are all important channels through which NIB’s lending helps strengthen member country competitiveness.

Environmental projects were mainly in the energy sector (e.g. renewable energy projects), the public transport sector (e.g. rail and public transport infrastructure projects) as well as projects focusing on sustainable buildings and energy efficiency. In addition, projects reducing nutrient discharges into the Baltic Sea continued in 2012.

The Board of Directors decided to allocate another EUR 1 billion under its Climate Change, Energy Efficiency and Renewable Energy (CLEERE) lending facility. Since the facility was launched in 2008, NIB has committed EUR 4 billion to projects aimed at promoting renewable energy, energy efficiency and other measures for abating and adapting to climate change. NIB estimates that the share of its projects agreed in 2012 could reduce CO2 emissions by 300,000 tonnes annually.

Report of the Board of Directors

In March 2012, the Bank’s revised Sustainability policy and guidelines entered into force. The policy covers the environmental and social aspects of the sustainability concept. It replaced the Environmental policy and guidelines adopted in 2008. The policy and guidelines provide criteria for assessing the environmental and social impacts of every loan application. A proposed project can be rejected due to non-compliance with the policy. The policy also specifies activities not eligible for NIB financing.

In response to the effects of the financial crisis in its member countries, the Board of Directors decided in 2011 to set up a new lending facility, the NIB Refinancing Facility (NRF), of EUR 500 million. Although there was ample demand for NIB’s long-term lending, member country companies did not see a need to draw on this temporary short-term refinancing facility.

¹ Focus sectors: Environment; energy; transport, logistics and communications; and innovation.

LENDING ACTIVITIES

In 2012, NIB’s lending activities developed well. The Bank signed 42 loan agreements for a total of EUR 2,366 million. The disbursement of loans rose to EUR 2,355 million, an increase compared to EUR 1,946 million during 2011.

The Infrastructure, transportation and telecom was the largest business area with one third of all newly agreed loans, directed towards road construction, railways, ports and broadband and mobile phone networks. This was followed by the Energy and environment sector accounting for slightly above one fifth of new lending. Projects in this sector are related to energy transmission and distribution, renewable energy, combined heat and power plants, waste to energy and wastewater treatment.

The Heavy industry and mechanical engineering sector as well as the Consumer goods and services sector each accounted for slightly less than one fifth of new lending. In the former, key focus was on research and development and energy efficiency, while in the latter food production and eco-efficient buildings were the main focus.

In addition, NIB makes loans available to financial intermediaries, which in turn finance smaller projects in the SME sector. This sector accounted for close to one tenth of new loans.

Report of the Board of Directors

NIB defines loans to projects with significant direct or indirect positive environmental impacts as environmental loans, regardless of the industrial sector in which they occur. Environment-related lending accounted for 60% of agreed loans in 2012.

In total, 79% of lending was for investments within the membership area.

NIB continued to closely monitor the Bank’s loan portfolio in order to identify and mitigate possible problems among existing borrowers. The loan book continued to show good credit quality with only a few new problem loans being encountered. The uncertainty of the economic outlook requires continued vigilance in the Bank’s credit process.

Lending

(In EUR million unless otherwise specified)	2012	2011
Energy and environment	525	868
Infrastructure, transportation and telecom	744	780
Heavy industry and mechanical engineering	473	199
Consumer goods and services	426	312
Financial institutions and SME’s	198	450
Loans agreed, total	2,366	2,608
Member countries	1,880	2,130
Non-member countries	487	478
Loans disbursed, total	2,355	1,946
Member countries	1,979	1,593
Non-member countries	376	353
Number of loan agreements, total	42	47
Member countries	33	37
Non-member countries	9	10
Loans outstanding and guarantees	15,131	14,157
Member countries	12,241	11,268
Non-member countries	2,930	2,889
Collective impairment	-40	-
Repayments and prepayments	1,503	1,835

TREASURY ACTIVITIES

NIB’s funding costs were stable during 2012 and again very favourable, especially after financial swaps where costs were some of the lowest in the Bank’s history. A new regulation for commercial banks to hold more capital and liquidity for entering into swap transactions did not affect NIB’s overall funding costs during 2012.

NIB borrowed a total of EUR 4.4 billion in eight different currencies through 28 transactions. In line with previous years, NIB issued USD benchmarks, totalling EUR 1.7 billion. The average maturity of the new funding was 5.5 years.

During the year Standard & Poor’s rating services revised their methodology for multilateral lending institutions. NIB’s long- and short-term issuer credit ratings were confirmed at ‘AAA/A-1+’ with a stable outlook.

Despite the very low yield environment in the Nordic area the Bank managed to increase its net interest income compared to the same period last year. Management of liquidity benefitted from the improved money market conditions and the general credit spread tightening.

Report of the Board of Directors

Financial activities

(In EUR million)	2012	2011	2010
New debt issues	4,355	2,887	4,120
Debts evidenced by certificates at year-end	20,332	18,433	19,944
Number of borrowing transactions	28	43	65
Number of borrowing currencies	8	11	11

RISK MANAGEMENT

Overall, the credit quality of the Bank’s lending and treasury exposure remained sound in 2012, despite continued weakness in the economic environment and some counterparties facing difficulties. The credit exposure in the best risk classes (1-2) increased, mainly driven by the treasury portfolio. The exposure in the weakest risk classes (14-20) was almost unchanged compared to the previous year and remained on a low level in relation to the total portfolio.

There was no material deviation in the geographical and sectoral distribution compared to the previous year. At year-end 2012, the member countries accounted for 77% of the total lending exposure and 39% of the treasury exposure. The quality of loans in the member countries remained sound and stable with 85% in the investment grade category (risk classes 1-10). Of the lending in non-member countries, 70% was in the investment grade category.

In the treasury portfolio there was a shift into the top two risk classes, which accounted for 64% of the total exposure compared to 50% at year-end 2011. The duration in the portfolio was lowered. The Bank’s exposure to Southern Europe was reduced and mainly comprises debt secured by mortgages. As in recent years, a major part of the Bank’s total credit exposure was to the financial sector, the public sector and to utilities. The concentration in terms of exposure to individual counterparties was fairly unchanged with the twenty largest exposures accounting for 31% of the total credit exposure.

In 2012, the Bank continued to put emphasis on the follow-up of its customers and counterparties.

FINANCIAL RESULTS

NIB recorded a profit of EUR 209 million, compared with a profit of EUR 194 million in 2011. The change in profit mainly reflects higher net interest income and positive valuations on financial instruments in the Treasury portfolios. Net interest income improved by 10.2% to EUR 252 million. Operating income was up 24.5%.

The Bank increased the loan impairment charge due to its revised method for collective impairments. The new method is based on historical loss experience and is commonly used in the banking sector for estimating collective impairment. The new collective impairments were EUR 40 million. Individually assessed loan loss provisions were EUR 16 million.

Costs are in line with 2011, and total expenses amounted to EUR 38 million (2011: EUR 37 million. The average number of employees was 180 (2011: 175).

The Bank’s total assets reached EUR 26 billion at 31 December 2012 (2011: EUR 24 billion). Lending volumes increased. The total amount of loans outstanding increased to EUR 15.1 billion (2011: EUR 14.2 billion). The amount of loans disbursed increased to EUR 2.4 billion (2011: EUR 1.9 billion). Loans were provided for projects within the sectors of power generation and supply, renewable energy, sustainable transport infrastructure, research and development and in other sectors.

Report of the Board of Directors

Return on equity 2012 was 8.1%.

Key figures

(in EUR million)	2012	2011	2010
Net interest income	252	228	234
Profit/loss on financial operations	43	8	39
Loan impairments	56	12	38
Profit/loss	209	194	211
Equity	2,666	2,456	2,262
Total assets	25,983	23,802	24,898
Solvency ratio (equity/total assets %)	10.3%	10.3%	9.1%
Cost/income ratio	13.1%	13.6%	12.2%

DIVIDEND

The Board of Directors proposes to the Board of Governors to resume dividend payments and that EUR 52 million be paid as dividends to the Bank’s member countries for the year 2012.

GOVERNANCE AND ORGANISATION

The year 2012 marked a change in the presidency of the Nordic Investment Bank. The Board of Directors appointed Henrik Normann as President and Chief Executive Officer of the Bank. Mr Normann took up his position on 1 April 2012 when Johnny Åkerholm retired.

In 2012, NIB made some organisational adjustments. NIB’s office premises in Copenhagen, Stockholm and Oslo were closed. NIB will continue with its local representatives in China and Russia. The re-organised lending function is managed by First Vice-President and Head of Lending Thomas Wrangdahl, who took up his position on 1 September 2012. The origination of loans and client relationships are now managed on a sectoral basis in a single Origination unit.

In 2012, NIB also established a new Asset and Liability Committee with the objective of assessing all risks and overall capital adequacy.

The Board of Directors approved amendments to the Code of Conduct for the staff. The main changes related to additional restrictions in trading with financial instruments.

Rolandas Kriščiūnas was the Chairman of the Board.

OUTLOOK

NIB assumes that demand for financing will be led by refinancing needs. New investment demand will likely remain weak due to lingering uncertainties regarding the economic outlook. On the supply side, long-term financing is expected to remain limited. As such, NIB’s long-term lending should take on increased relevance as a complement to other funding sources, while helping to improve the sustainability and competitiveness of its customers and member countries.

Proposal by the Board of Directors to the Board of Governors

Proposal by the Board of Directors to the

Board of Governors

The Board of Directors’ proposal with regard to the financial results for the year 2012 takes into account the need to keep the Bank’s ratio of equity to risk weighted assets at a secure level, which is a prerequisite for maintaining the Bank’s high creditworthiness.

In accordance with section 11 of the Statutes of the Bank, the profit for 2012 of EUR 209,205,181.00 is to be allocated as follows:

- EUR 157,205,181.00 is transferred to the General Credit Risk Fund as a part of equity;

- no transfer is made to the Special Credit Risk Fund for Project Investment Loans;

- no transfer is made to the Statutory Reserve - the Statutory Reserve amounts to EUR 686,325,305.70 or 11.2% of the Bank’s authorised capital stock as of 31 December 2012; and

- EUR 52,000,000.00 is made available for distribution as dividends to the Bank’s member countries.

More information can be found in the statement of comprehensive income, statement of financial position, changes in equity and cash flow statement, as well as in the notes to the financial statements.

Helsinki, 7 March 2013

Rolandas Kriščiūnas	Kaspars Āboliņš	Pentti Pikkarainen

Gisle Glück Evensen	Jesper Olesen	Sven Hegelund

on behalf of Silje Gamstøbakk

Þorsteinn Þorsteinsson	Henrik Normann President and CEO	Madis Üürike

Statement of comprehensive income

Statement of comprehensive income

1 January – 31 December

EUR 1,000	Note	2012	2011
Interest income		494,064	499,642
Interest expense		-242,370	-271,189
Net interest income	(1), (2), (22)	251,693	228,452

Commission income and fees received	(3)	10,620	10,310
Commission expense and fees paid		-2,223	-2,203
Net profit/loss on financial operations	(4)	43,288	7,575
Foreign exchange gains and losses		-221	-653
Operating income		303,157	243,483

Expenses General administrative expenses	(5), (22)	34,291	32,955
Depreciation	(9), (10)	3,611	4,048
Impairment of loans	(6), (8)	56,050	12,442
Total expenses		93,951	49,446

PROFIT/LOSS FOR THE YEAR		209,205	194,037

Total comprehensive income		209,205	194,037

The Nordic Investment Bank’s accounts are kept in euro.

Statement of financial position

Statement of financial position

at 31 December

EUR 1,000	Note	2012	2011
ASSETS	(1), (18), (19), (20), (21)
Cash and cash equivalents	(17), (23)	2,817,189	2,414,954

Financial placements	(17)
Placements with credit institutions		4,191	3,517
Debt securities	(7)	5,248,858	4,343,767
Other		22,059	25,508
		5,275,108	4,372,792

Loans outstanding	(8), (17)	15,130,669	14,152,905
Intangible assets	(9)	4,446	4,560
Tangible assets, property and equipment	(9)	29,856	30,806

Other assets	(11), (17)
Derivatives		2,347,873	2,420,570
Other assets	(22)	25,895	38,625
		2,373,768	2,459,195

Payments to the Bank’s reserves, receivable		-	2,640
Accrued interest and fees receivable		351,875	363,687
TOTAL ASSETS		25,982,911	23,801,539

Statement of financial position

LIABILITIES AND EQUITY		(1), (18), (19), (20), (21)
Liabilities
Amounts owed to credit institutions		(17), (22)
Short-term amounts owed to credit institutions		(16), (23)	1,593,338	1,495,517
Long-term amounts owed to credit institutions			15,222	101,666
			1,608,560	1,597,183

Debts evidenced by certificates		(12), (17)
Debt securities issued			20,254,987	18,359,521
Other debt			77,144	73,200
			20,332,131	18,432,721
Other liabilities		(13), (17)
Derivatives			1,102,707	1,025,842
Other liabilities			9,397	9,942
			1,112,104	1,035,785

Accrued interest and fees payable			264,439	279,378
Total liabilities			23,317,234	21,345,067

Equity
Authorised and subscribed capital	6,141,903
of which callable capital	-5,723,302
Paid-in capital	418,602	(14)	418,602	418,602
Reserve funds		(15)
Statutory Reserve			686,325	683,685
General Credit Risk Fund			955,626	761,589
Special Credit Risk Fund PIL			395,919	395,919
Payments to the Bank’s reserves, receivable			-	2,640
Profit/loss for the year			209,205	194,037
Total equity			2,665,677	2,456,472

TOTAL LIABILITIES AND EQUITY			25,982,911	23,801,539

Collateral and commitments		(16)

The Nordic Investment Bank’s accounts are kept in euro.

Changes in equity

Changes in equity

EUR 1,000	Paid-in capital	Statutory Reserve*	General Credit Risk Fund	Special Credit Risk Fund PIL	Payments to the Bank’s Statutory Reserve and credit risk funds	Appropriation to dividend payment	Other value adjustments*	Profit/Loss for the year	Total
EQUITY AT 31 DECEMBER 2010	418,602	683,046	550,756	395,919	5,280	0	-2,780	210,832	2,261,656
Appropriations between reserve funds *		-2,000	210,832				2,000	-210,832	0
Paid-in capital									0

Called in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		2,640			-2,640				0

Comprehensive income for the year *							779	194,037	194,816
EQUITY AT 31 DECEMBER 2011	418,602	683,685	761,589	395,919	2,640	0	0	194,037	2,456,472

Appropriations between reserve funds			194,037					-194,037	0
Paid-in capital									0

Called in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		2,640			-2,640				0

Comprehensive income for the year								209,205	209,205
EQUITY AT 31 DECEMBER 2012	418,602	686,325	955,625	395,919	0	0	0	209,205	2,665,677

Proposed appropriation of the year’s profit/loss	2012	2011
Appropriation to Statutory Reserve	-	-
Appropriations to credit risk reserve funds
General Credit Risk Fund	157,205	194,037
Special Credit Risk Fund PIL	-	-
Appropriation to dividend payment	52,000	-
Profit/loss for the year	209,205	194,037

* Other value adjustments have been moved from the available for sale portfolio to the statutory reserve on 1/5/2011 when IFRS 9 was implemented regarding the classification of financial assets.

The Nordic Investment Bank’s accounts are kept in euro.

Cash flow statement

Cash flow statement

1 January – 31 December

EUR 1,000	Note	Jan–Dec 2012	Jan–Dec 2011
Cash flows from operating activities
Profit/loss from operating activities		209,205	194,037

Adjustments:
Unrealised gains/losses of financial assets held at fair value		-44,717	-11,223
Impairment of bonds held at amortised cost			11,819
Depreciation and write-down in value of tangible and intangible assets		3,611	4,048
Change in accrued interest and fees (assets)		11,812	8,427
Change in accrued interest and fees (liabilities)		-14,939	-14,925
Impairment of loans		56,050	12,442
Adjustment to hedge accounting		1,381	1,574
Other adjustments to the year’s profit		-2,523	-37
Adjustments, total		10,675	12,126

Lending
Disbursements of loans		-2,354,787	-1,946,500
Repayments of loans		1,502,789	1,835,279
Capitalisations, redenominations, index adjustments, etc.		245	-846
Transfer of loans to claims in other assets		2,854	7,972
Exchange rate adjustments		-85,199	-100,179
Lending, total		-934,098	-204,274

Cash flows from operating activities, total		-714,218	1,889

Cash flows from investing activities
Placements and debt securities
Purchase of debt securities		-2,893,778	-2,082,224
Sold and matured debt securities		2,046,894	2,830,234
Placements with credit institutions		-674	126,745
Other financial placements		-3,463	-751
Exchange rate adjustments, etc.		4,074	-2,575
Placements and debt securities, total		-846,947	871,430

Other items
Acquisition of intangible assets		-1,727	-1,655
Acquisition of tangible assets		-820	-712
Change in other assets		13,587	-4,979
Other items, total		11,040	-7,346

Cash flows from investing activities, total		-835,907	864,084

Cash flows from financing activities
Debts evidenced by certificates
Issues of new debt		4,355,019	2,886,621
Redemptions		-2,435,918	-4,632,648
Exchange rate adjustments		-312,663	416,864
Debts evidenced by certificates, total		1,606,438	-1,329,163

Other items
Long-term placements from credit institutions		-86,444	-42,464
Change in swap receivables		262,337	33,463
Change in swap payables		70,114	-209,510
Change in other liabilities		-545	4,127
Paid-in capital and reserves		2,640	2,640
Other items, total		248,102	-211,744

Cash flows from financing activities, total		1,854,540	-1,540,907

CHANGE IN CASH AND CASH EQUIVALENTS, NET	(23)	304,414	-674,934

Opening balance for cash and cash equivalents, net		919,437	1,594,370
Closing balance for cash and cash equivalents, net		1,223,851	919,437

Additional information to the statement of cash flows
Interest income received		505,876	508,025
Interest expense paid		-257,309	-286,114

The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

Accounting policies

Notes to the financial statements

ACCOUNTING POLICIES

General operating principles

The operations of the Nordic Investment Bank (hereinafter called the Bank or NIB) are governed by an agreement (hereinafter called Agreement) among the governments of Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden (hereinafter called the member countries), and the Statutes adopted in conjunction with that agreement. NIB is an international financial institution that operates in accordance with sound banking principles. NIB finances private and public projects which have high priority with the member countries and the borrowers. NIB finances projects both in and outside the member countries, and offers its clients long-term loans and guarantees on competitive market terms.

NIB acquires the funds to finance its lending by borrowing on international capital markets.

The authorised capital stock of the Bank is subscribed by the member countries. Any increase or decrease in the authorised capital stock shall be decided by the Board of Governors, upon a proposal of the Board of Directors of the Bank.

In the member countries, the Bank is exempt from payment restrictions and credit policy measures, and has the legal status of an international legal person, with full legal capacity. The Agreement concerning NIB contains provisions regarding immunity and privileges accorded to the Bank, e.g. the exemption of the Bank’s assets and income from taxation.

The headquarters of the Bank are located at Fabianinkatu 34 in Helsinki, Finland.

Significant accounting policies

Basis for preparing the financial statements

The Bank’s financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS), issued by the International Accounting Standards Board (IASB). The Bank’s accounts are kept in euro. With the exceptions noted below, they are based on historical cost.

Significant accounting judgements and estimates

As part of the process of preparing the financial statements in conformity with IFRS, the Bank’s management is required to make certain judgements, estimates and assumptions that have an effect on the Bank’s profits, its financial position and other information presented in the Annual Report. These estimates are based on available information and the judgements made by the Bank’s management. Actual outcomes may deviate from the assessments made, and such deviations may at times be substantial.

The Bank uses various valuation models and techniques to estimate fair values of assets and liabilities. There are significant uncertainties related to these estimates in particular when they involve modelling complex financial instruments, such as derivative instruments used for hedging activities related to both borrowing and lending. The estimates are highly dependent on market data, such as the level of interest rates, currency rates and other factors. The uncertainties related to these estimates are reflected mainly in the statement of financial position. NIB undertakes continuous development in order to improve the basis for the fair value estimates, both with regard to modelling and market data. Changes in estimates resulting from refinements in assumptions and methodologies are reflected in the period in which the enhancements are first applied.

Accounting policies

Judgements and estimates are also associated with impairment testing of loans and claims.

Recognition and derecognition of financial instruments

Financial instruments are recognised in the statement of financial position on a settlement date basis.

A financial asset is derecognised when the contractual rights to the cash flows from the financial asset expire.

A financial liability is removed from the statement of financial position when the obligation specified in the contract is discharged, cancelled or expires.

Foreign currency translation

Monetary assets and liabilities denominated in foreign currencies are recognised in the accounts at the exchange rate prevailing on the closing date. Non-monetary assets and liabilities are recognised in the accounts at the euro rate prevailing on the transaction date. Income and expenses recognised in currencies other than the euro are converted on a daily basis to the euro, in accordance with the euro exchange rate prevailing each day.

Realised and unrealised exchange rate gains and losses are recognised in the statement of comprehensive income.

The Bank uses the official exchange rates published for the euro by the European Central Bank. See Note 24.

Basis for measurement

The financial statements have been prepared on the historical cost basis except for the following material items in the statement of financial position.

Financial Instruments: Classification and Measurement. The Bank has adopted IFRS 9 from 1 May 2011, because the new accounting standard better reflects the Bank’s business model.

From 1 May 2011, the Bank classifies its financial assets into the following categories: those measured at amortised cost, and those measured at fair value. This classification depends on both the contractual characteristics of the assets and the business model adopted for their management.

Financial assets at amortised cost

An investment is classified at “amortised cost” only if both of the following criteria are met: the objective of the Bank’s business model is to hold the assets in order to collect the contractual cash flows and the contractual terms of the financial assets must give rise on specified dates to cash flows that are only payments of principal and interest on the principal amount outstanding.

Financial assets at fair value

If either of the two criteria above is not met, the asset cannot be classified in the amortised cost category and must be classified at fair value.

Recognised financial assets and financial liabilities designated as hedged items in qualifying fair value hedge relationships are adjusted for changes in fair value attributable to the risk being hedged.

Accounting policies

Cash and cash equivalents

Cash and cash equivalents comprise monetary assets and placements with original maturities of six months or less, calculated from the date the acquisition and placements were made.

Cash and cash equivalents in the cash flow statement refers to the net amount of monetary assets, placements and liabilities with original maturities of six months or less calculated from the time the transaction was entered into.

Financial placements

Items recognised as financial placements in the statement of financial position include placements with credit institutions and placements in debt securities, for example, bonds and other debt certificates, as well as certain placements in instruments with equity features. The placements are initially recognised on the settlement date. Their subsequent accounting treatment depends on both the Bank’s business model for managing the placements and their contractual cash flow characteristics.

Lending

The Bank may grant loans and provide guarantees under its Ordinary Lending or under special lending facilities. The special lending facilities, which carry member country guarantees, consist of Project Investment Loans (PIL) and Environmental Investment Loans (MIL).

Ordinary Lending includes loans and guarantees within and outside the member countries. The Bank’s Ordinary Lending ceiling corresponds to 250% of its authorised capital and accumulated general reserves and amounts to EUR 19,853 million following the allocations of the year’s profit in accordance with the Board of Directors’ proposal.

Project Investment Loans are granted for financing creditworthy projects in the emerging markets of Africa, Asia, Europe and Eurasia, Latin America and the Middle East. The Bank’s Statutes permit loans to be granted and guarantees to be issued under the PIL facility up to an amount corresponding to EUR 4,000 million. The member countries guarantee the PIL loans up to a total amount of EUR 1,800 million. The Bank, however, will assume 100% of any losses incurred under an individual PIL loan, up to the amount available at any given time in the Special Credit Risk Fund for PIL. Only thereafter would the Bank be able to call the member countries’ guarantees according to the following principle: the member countries guarantee 90% of each loan under the PIL facility up to a total amount of EUR 1,800 million. Payment under the member countries’ guarantees would take place at the request of the Board of Directors, as provided for under an agreement between the Bank and each individual member country.

The Bank is authorised to grant special Environmental Investment Loans up to the amount of EUR 300 million, for the financing of environmental projects in the areas adjacent to the member countries. The Bank’s member countries guarantee 100% of the MIL facility.

The Bank’s lending transactions are recognised in the statement of financial position at the time the funds are transferred to the borrower. Loans are recognised initially at historical cost, which corresponds to the fair value of the transferred funds, including transaction costs. Loans outstanding are carried at amortised cost. If the loans are hedged against changes in fair value by using derivative instruments, they are recognised in the statement of financial position at fair value, with value changes recognised in the statement of comprehensive income. Changes in fair value are mainly caused by changes in market interest rates.

Accounting policies

Impairment of loans and receivables

Impairment of individually assessed loans

The Bank reviews its problem loans and receivables on each reporting date to assess whether an allowance for impairment should be recorded in the statement of comprehensive income. In particular, judgement by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance.

Receivables are carried at their estimated recoverable amount. Where the collectability of identified loans is in doubt, specific impairment losses are recognised in the statement of comprehensive income. Impairment is defined as the difference between the carrying value of the asset and the net present value of expected future cash flows, determined using the instrument’s original effective interest rate where applicable. If the carrying amount of the loan is higher than the net present value of the estimated future cash flows, including the fair value of the collaterals, the loan is impaired.

Impairment of collectively assessed loans

Loans that are not individually impaired will be transferred to a group of loans with similar risk characteristics for a collective impairment test.

The Bank assesses the need to make a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when originally granted. This collective impairment test is based on any deterioration in the internal rating of the groups of loans or investments from the time they were granted or acquired. These internal ratings take into consideration factors such as any deterioration in counterparty risk, value of collaterals or securities received, and sectoral outlook, as well as identified structural weaknesses or deterioration in cash flows.

The process includes management’s judgement based on the current macroeconomic environment and the current view of the expected economic outlook. In the Bank’s view the assumptions and estimates made represent an appropriate level of conservatism and are reflective of the predicted economic conditions, the Bank’s portfolio characteristics and their correlation with losses incurred based on historical loss experience. The impairment remains related to the group of loans until the losses have been identified on an individual basis.

For issued guarantees, the impairment is recognised when it is both probable that the guarantee will need to be settled and the settlement amount can be reliably estimated.

In the event that payments in respect of an ordinary loan are more than 90 days overdue, all of the borrower’s loans are deemed to be non-performing and consequently the need for impairment is assessed and recognised.

In the event that payments in respect of a PIL loan to a government or guaranteed by a government are more than 180 days overdue, all of the borrower’s loans are deemed to be non-performing.

Whenever payments in respect of a PIL loan that is not to a government or guaranteed by a government are more than 90 days overdue, all of the borrower’s loans are deemed to be non-performing. Impairment losses are then recognised in respect of the part of the outstanding loan principal, interest, and fees that correspond to the Bank’s own risk for this loan facility at any given point in time.

Accounting policies

Intangible assets

Intangible assets mainly consist of investments in software, software licences and ongoing investments in new ICT systems. The investments are carried at historical cost, and are amortised over the assessed useful life of the assets, which is estimated to be between three and five years. The amortisations are made on a straight-line basis.

Tangible assets

Tangible assets in the statement of financial position include land, buildings, office equipment, and other tangible assets owned by the Bank. The assets are recognised at historical cost, less any accumulated depreciation based on their assessed useful life. No depreciations are made for land. The Bank’s office building in Helsinki is depreciated on a straight-line basis over a 40-year period. The Bank’s other buildings are depreciated over a 30-year period. The depreciation period for office equipment and other tangible assets is determined by assessing the individual item. The depreciation period is usually three to five years. The depreciations are calculated on a straight-line basis.

Write-downs and impairment of intangible and tangible assets

The Bank’s assets are reviewed annually for impairment. If there is any objective evidence of impairment, the impairment loss is determined based on the recoverable amount of the assets.

Borrowing

The Bank’s borrowing transactions are recognised in the statement of financial position at the time the funds are transferred to the Bank. The borrowing transactions are recognised initially at a cost that comprises the fair value of the funds transferred, less transaction costs. The Bank uses derivative instruments to hedge the fair value of virtually all its borrowing transactions. In these instances, the borrowing transaction is subsequently recognised in the statement of financial position at fair value, with any changes in value recognised in the statement of comprehensive income.

Securities delivered under repurchase agreements are not derecognised from the statement of financial position. Cash received under repurchase agreements is recognised in the statement of financial position as “Repurchase agreements”.

Derivative instruments and hedge accounting

The Bank’s derivative instruments are initially recognised on a trade-date basis at fair value in the statement of financial position as “Other assets” or “Other liabilities”.

During the time the Bank holds a derivative instrument, any changes in the fair value of such an instrument are recognised in the statement of comprehensive income, or directly in “Equity” as part of the item “Other value adjustments”, depending on the purpose for which the instruments were acquired. The value changes of derivative instruments that were not acquired for hedging purposes are recognised in the statement of comprehensive income. The accounting treatment for derivative instruments that were acquired for hedging purposes depends on whether the hedging operation was in respect of cash flow or fair value.

At the time the IAS 39 standard concerning hedge accounting was adopted, the Bank had a portfolio of floating rate assets, which had been converted to fixed rates using derivative contracts (swaps). This portfolio was designated as a cash flow hedge, but this specific type of hedging is no longer used for new transactions. In general, the Bank does not have an ongoing programme for entering into cash flow hedging, although it may choose to do so at any given point in time.

Accounting policies

When hedging future cash flows, the change in fair value of the effective portion of the hedging instrument is recognised directly in “Equity” as part of the item “Other value adjustments” until the maturity of the instrument. At maturity, the amount accumulated in “Equity” is included in the statement of comprehensive income in the same period or periods during which the hedged item affects the statement of comprehensive income.

In order to protect NIB from market risks that arise as an inherent part of its borrowing and lending activities, the Bank enters into swap transactions. The net effect of the swap hedging is to convert the borrowing and lending transactions to floating rates. This hedging activity is an integral part of the Bank’s business process and is a fair value hedge.

When hedging the fair value of a financial asset or liability, the derivative instrument’s change in fair value is recognised in the statement of comprehensive income together with the hedged item’s change in fair value in “Net profit on financial operations”.

Sometimes a derivative may be a component of a hybrid financial instrument that includes both the derivative and a host contract. Such embedded derivative instruments are part of a structured financing transaction that is hedged against changes in fair value by means of matching swap contracts. In such cases, both the hedged borrowing transaction and the hedging derivative instrument are recognised at fair value with changes in fair value in the statement of comprehensive income.

The hedge accounting is based on a clearly documented relationship between the item hedged and the hedging instrument. When there is a high (negative) correlation between the hedging instrument on the one hand and the value change of the hedged item or the cash flows generated by the hedged item on the other, the hedge is regarded as effective. The hedging relationship is documented at the time the hedge transaction is entered into, and the effectiveness of the hedge is assessed continuously.

Determination of fair value

The fair value of financial instruments, including derivative instruments that are traded in a liquid market, is the bid or offered closing price at balance sheet date. Many of NIB’s financial instruments are not traded in a liquid market, like the Bank’s borrowing transactions with embedded derivative instruments. These are measured at fair value using different valuation models and techniques. This process involves determining future expected cash flows, which can then be discounted to the balance sheet date. The estimation of future cash flows for these instruments is subject to assumptions on market data and in some cases, in particular where options are involved, even on the behaviour of the Bank’s counterparties. The fair value estimate may therefore be subject to variations and may not be realisable in the market. Under different market assumptions, the values could also differ substantially.

The Bank measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making the measurements:

Level 1: Quoted market prices (unadjusted) in an active market for identical instruments.

Level 2: Valuation techniques based on observable inputs, either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using: quoted market prices in active markets for similar instruments; quoted prices for identical or similar instruments in markets that are considered less than active; or other valuation techniques where all significant inputs are directly or indirectly observable from market data.

Accounting policies

Level 3: Valuation techniques using significant unobservable inputs. This category includes all instruments where the valuation technique includes inputs not based on observable data and where the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments.

See Note 17 for further details.

Equity

As of 31 December 2012, the Bank’s authorised and subscribed capital is EUR 6,141.9 million, of which the paid-in portion is EUR 418.6 million. Payment of the subscribed, non-paid-in portion of the authorised capital, that is, the callable capital, will take place at the request of the Bank’s Board of Directors to the extent that the Board deems it necessary for the fulfilment of the Bank’s debt obligations.

The Bank’s reserves have been built up by means of appropriations from the profits of previous accounting periods, and consist of the Statutory Reserve, as well as the General Credit Risk Fund and the Special Credit Risk Fund for PIL.

The Bank’s profits, after allocation to appropriate credit risk funds, are transferred to the Statutory Reserve until it amounts to 10% of NIB’s subscribed authorised capital. Thereafter, the Board of Governors, upon a proposal by the Bank’s Board of Directors, shall decide upon the allocation of the profits between the reserve fund and dividends on the subscribed capital.

The General Credit Risk Fund is designed to cover unidentified exceptional risks in the Bank’s operations. Allocations to the Special Credit Risk Fund for PIL are made primarily to cover the Bank’s own risk in respect of credit losses on PIL loans.

Interest

The Bank’s net interest income includes accrued interest on loans, debt securities, placements and accruals of the premium or discount value of financial instruments. Net interest income also includes interest expenses on debts, swap fees and borrowing costs.

Fees and commissions

Fees collected when disbursing loans are recognised as income at the time of the disbursement, which means that fees and commissions are recognised as income at the same time as the costs are incurred. Commitment fees are charged on loans that are agreed but not yet disbursed, and are accrued in the statement of comprehensive income over the commitment period.

Annually recurrent costs arising as a result of the Bank’s borrowing, investment and payment transactions are recognised under the item “Commission expense and fees paid”.

Financial transactions

The Bank recognises in “Net profit on financial operations” both realised and unrealised gains and losses on debt securities and other financial instruments. Adjustments for hedge accounting are included.

Administrative expenses

The Bank provides services to its related parties, the Nordic Development Fund (NDF) and the Nordic Environment Finance Corporation (NEFCO). Payments received by the Bank for providing services at cost

Accounting policies

to these organisations are recognised as a reduction in the Bank’s administrative expenses. NIB receives a host country reimbursement from the Finnish Government equal to the tax withheld from the salaries of NIB’s employees. This payment reduces the Bank’s administrative expenses, as shown in Note 5.

Leasing agreements

Leasing agreements are classified as operating leases if the rewards and risks incident to ownership of the leased asset, in all major respects, lie with the lessor. Lease payments under operating leases are recognised on a straight-line basis over the lease term. The Bank’s rental agreements are classified as operating leases.

Employee pensions and insurance

The Bank is responsible for arranging pension security for its employees. In accordance with the Host Country Agreement between the Bank and the Finnish Government and as part of the Bank’s pension arrangements, the Bank has decided to apply the Finnish state pension system. Contributions to this pension system, which are paid to the Finnish State Pension Fund, are calculated as a percentage of salaries. The Finnish Government determines the basis for the contributions, and the Finnish State Treasury establishes the actual percentage of the contributions. See Note 5.

NIB also provides its permanent employees with a supplementary pension insurance scheme arranged by a private pension insurance company. This is group pension insurance based on a defined contribution plan. The Bank’s pension liability is completely covered.

In addition to the applicable local social security systems, NIB has taken out, for example, comprehensive accident, life, medical and disability insurance policies for its employees in the form of group insurance.

Segment information

Segment information and currency distribution in the notes are presented in nominal amounts. The adjustment to hedge accounting is presented as a separate item (except for Note 1, the primary reporting segment).

Reclassifications

Following the amendment to IAS 39 issued in October 2008, permitting the reclassification of financial assets in certain restricted circumstances, the Bank decided to reclassify EUR 715 million of its trading portfolio assets into the held-to-maturity portfolio. This amendment has been applied retrospectively to commence on 1 September 2008. The reclassification has resulted in the cessation of fair value accounting for those assets previously designated as held for trading. The fair values of the assets at the date of reclassification became their new amortised cost and those assets will subsequently be accounted for on that measurement basis. The reclassified cost will be amortised over the instrument’s expected remaining lifetime through interest income using the effective interest method. See Note 7.

Some other minor reclassifications have been made. The comparative figures have been adjusted accordingly.

INTERNATIONAL FINANCIAL REPORTING STANDARDS AND INTERPRETATIONS

New and amended standards applied in the financial year 2012

NIB has applied as from 1 January 2012 the following amended standard that has come into effect. The standard had no significant impact on the financial statements for the financial year 2012.

Accounting policies

Amendments to IFRS 7 Financial Instruments: Disclosures (effective for financial years beginning on or after 1 July 2011).

Adoption of new and amended standards and interpretations applicable in future financial years

NIB has not yet adopted the following new and amended standards and interpretations already issued by the IASB. NIB will adopt them as of the effective date or, if the date is other than the first day of the financial year, from the beginning of the subsequent financial year.

•  Amendments to IAS 1 Presentation of Financial Statements (effective for financial years beginning on or after 1 July 2012)

•  IFRS 13 Fair Value Measurement (effective for financial years beginning on or after 1 January 2013): IFRS 13 establishes a single source for all fair value measurements and disclosure requirements for use across IFRSs. The new standard also provides a precise definition of fair value. IFRS 13 does not extend the use of fair value accounting, but it provides guidance on how to measure fair value under IFRSs when fair value is required or permitted. IFRS 13 will expand the disclosures to be provided for non-financial assets measured at fair value. The new standard is not assessed to have a material impact on NIB’s financial statements.

•  Annual Improvements to IFRSs 2009-2011 (May 2012) (effective for financial years beginning on or after 1 January 2013): The annual improvements process provides a mechanism for minor and non- urgent amendments to IFRSs to be grouped together and issued in one package annually. The amendments cover in total five standards. Their impacts vary standard by standard but are not significant.

•  Amendments to IFRS 7 Financial Instruments: Disclosures (effective for financial years beginning on or after 1 January 2013): The amendments clarify disclosure requirements for financial assets and liabilities that are offset in the statement of financial position or subject to master netting arrangements or similar agreements. The disclosures required by those amendments are to be provided retrospectively. The amendments are not assessed to have a significant impact on NIB’s financial statements.

•  Amendments to IAS 32 Financial Instruments: Presentation (effective for financial years beginning on or after 1 January 2014): The amendments provide clarifications on the application of presentation requirements for offsetting financial assets and financial liabilities on the statement of financial position and give more related application guidance. The amended standard is to be applied retrospectively. The amendments are not assessed to have a significant impact on NIB’s financial statements.

The unfinished parts of IFRS 9, i.e. the impairment of financial assets and general hedge accounting phases are still a work in progress. Furthermore, the IASB is also considering limited amendments regarding the classification and measurement of financial assets. The macro hedge accounting phase has been taken apart from the IFRS 9 project as a separate project. As the IFRS 9 project is incomplete, the impacts of the standard on the financial statements cannot yet be assessed.

Accounting policies

RISK MANAGEMENT

The Bank assumes a conservative approach to risk-taking. Its constituent documents require that loans be made in accordance with sound banking principles, that adequate security be obtained for the loans, and that the Bank protect itself against the risk of exchange rate losses. The Bank’s risk tolerance is defined by a set of policies, guidelines and limits taking into account the objective of maintaining strong credit quality, stable earnings and a level of capital required to maintain the AAA/Aaa rating.

The main risks—credit risk, market risk, liquidity risk and operational risk— are managed carefully with risk management closely integrated into the Bank’s business processes. As an international financial institution, the Bank is not subject to national or international banking regulations. However, the Bank’s risk management systems and processes are reviewed on an ongoing basis and adapted to changing conditions with the aim to comply in substance with what the Bank identifies as the relevant market standards and best practices including the recommendations of the Basel Committee on Banking Supervision.

Key risk responsibilities

The Board of Directors lays down the general framework for the Bank’s risk management by approving its financial policies and guidelines, including maximum limits for exposure to the main types of risk. Credit approval is primarily the responsibility of the Board of Directors. The Board annually grants authorisation to the Bank to raise funds in the capital markets based on its estimated funding requirements.

The President is responsible for managing the risk profile of the Bank within the framework set by the Board of Directors, and for ensuring that the Bank’s aggregate risk is consistent with its financial resources. The Board of Directors has delegated some credit approval authority to the President for execution in the Credit Committee.

To assist and advise the President, the following committees have been established:

The Executive Committee consists of the President and senior officers, whose appointment to the committee has been confirmed by the Board of Directors. The committee is the forum for addressing policy and management issues. The committee meets approximately twice a month.

The Credit Committee consists of the President and senior officers appointed by the Board of Directors. The committee is responsible for the preparation of and decision-making on matters related to lending operations including, among others, review of all credit proposals before submission to the Board of Directors for approval. The committee meets weekly.

The Finance Committee consists of the President, the Head of Treasury and the Head of Risk and Finance. The committee is responsible for preparation of and decision-making on matters related to the treasury operations. The committee makes recommendations, and where appropriate, decisions in the area of market, counterparty and liquidity risk exposure, monitors the Bank’s borrowing activities and has oversight of treasury risk reporting to the Board of Directors. The committee meets monthly.

The Asset and Liability Committee (ALCO) is a newly established body for strategic balance sheet planning. Together with the Executive Committee it has the overall responsibility for the Bank’s risk management. The committee consists of the members of the Executive Committee and is chaired by the President. The responsibilities of ALCO include, i.a., monitoring performance against the agreed risk appetite, preparation of recommendations to the Board of Directors concerning i.a. changes to the capital structure and limits and targets for key risk factors. The committee meets at least quarterly.

Accounting policies

In the day-to-day management of risks, the Bank has established a segregation of duties between units that enter into business transactions with customers or otherwise expose the Bank to risk on the one hand, and units in charge of risk assessment, risk measurement and control on the other hand. The business units, Lending and Treasury, are responsible for the day-to-day management of all risks assumed through their operations and for ensuring that an adequate return for the risks taken is achieved. These duties are carried out in accordance with guidelines, instructions and limits set for their respective activities.

Risk and Finance, Credit and Analysis, Internal Audit and Compliance are independent from the departments carrying out the Bank’s business activities.

Risk and Finance has the overall responsibility for measuring, monitoring and reporting on risks across risk types and organisational units. The unit is responsible for the Bank’s risk models and tools, the day- to-day monitoring of market and operational risks and the assessment of risk related to new instruments. The Head of Risk and Finance reports to the President.

Credit and Analysis is responsible for assessing and monitoring credit risk in the Bank’s lending and treasury operations and for overseeing that credit proposals are in compliance with established limits and policies. The unit also manages transactions requiring particular attention due to restructuring work- out and recovery processing. The Head of Credit and Analysis reports to the President.

The Legal department carries the responsibility for minimising and mitigating the legal risks in the Bank’s activities. The General Counsel reports to the President.

The Compliance function assists the Bank in identifying, assessing, monitoring and reporting on compliance risk in matters relating to the institution, its operations and to the personal conduct of staff members. The Chief Compliance Officer reports to the President with full and unlimited access to the Chairman of the Board of Directors and to the Chairman of the Control Committee.

Internal Audit provides an independent evaluation of the controls, risk management and governance processes. The Head of Internal Audit reports to the Board of Directors and the Control Committee.

The Control Committee is the Bank’s supervisory body. It ensures that the operations of the Bank are conducted in accordance with the Statutes. The committee is responsible for the audit of the Bank and submits its annual audit report to the Board of Governors.

Credit risk

Credit risk is the Bank’s main financial risk. Credit risk is the risk that the Bank’s borrowers and other counterparties fail to fulfil their contractual obligations and that any collateral held does not cover the Bank’s claims. Following from NIB’s mandate and financial structure, most of the credit risk stems from lending operations. The Bank is also exposed to credit risk in its treasury activities, where credit risk derives from the financial assets such as fixed-income securities and interbank deposits that the Bank uses for investing its liquidity, and from derivative instruments used for managing currency and interest rate risks and other market risks related to structured funding transactions.

Accounting policies

Credit risk management

Credit risk policies and guidelines

The Bank’s credit policy sets the basic criteria for acceptable credit risks, including the minimum credit quality levels for borrowers and guarantors in lending operations, and identifies risk areas that require special attention. The credit enhancement policy requires that the Bank’s position in a transaction should rank at least equal to that of other senior lenders. The credit enhancement guidelines specify the types of security and contractual undertakings that the Bank deems acceptable to mitigate credit risk. Through a set of key clauses for the loan documentation, the Bank strives to ensure that it will receive early warning if the credit quality of the borrower deteriorates or if an event occurs that could have an adverse effect on the borrower’s ability to repay the loan. The portfolio policy aims to ensure an adequate diversification of credit risk across counterparties, countries and industry sectors. Based on the policies set by the Board of Directors, specific guidelines and instructions have been implemented as a basis for the business and control processes and procedures.

Credit risk assessment

Credit risk assessment is an important part of the credit process. Credit and Analysis independently assesses the creditworthiness of borrowers and treasury counterparties. The assessment is qualitative and quantitative and based on internal rating methodologies supported by scoring templates. The assessment results in a risk rating denoting the probability of default of the counterparty.

The credit enhancement in a transaction is assessed separately and a loss given default (LGD) is determined for the transaction as an estimate of the portion of the Bank’s claim that would not be recoverable if the counterparty defaults. The combination of the probability of default of the counterparty and the LGD quantifies the expected loss for the transaction. The Bank applies a rating scale ranging from 1 to 20, with class 1 representing the lowest probability of default and expected loss. In addition, the rating scale includes a class D for non-performing transactions or transactions for which specific impairment provisions have been made. The rating scale is mapped to the ratings of Standard & Poor’s and Moody’s such that the classes 1 to 10 correspond to the external rating equivalent of investment grade (AAA to BBB- and Aaa to Baa3, respectively).

Credit risk limits

The primary source of credit risk is the individual counterparty and the secondary source is the potential default correlation of groups of counterparties and sectors. Exposure limits are set at both counterparty level and portfolio level. Counterparty limits are determined based on the probability of default and expected loss. To reduce risk concentrations, the Bank applies portfolio-level limits for large counterparty exposure as well as for sector and country exposures. The limits are scaled to the Bank’s equity, the counterparty’s equity, the size of the total credit exposure and the Bank’s economic capital. As a general principle, the Bank limits the maximum amount granted as loan or guarantee for a single project to 50% of the total project cost.

Credit risk monitoring

The Bank works continuously to review the quality of its credit exposures. Strong emphasis is put on regular monitoring of the creditworthiness of the counterparties in the Bank’s lending and treasury operations. The monitoring frequency is determined based on, among other things, the ratings and the size and type of exposure. Generally, intensified follow-up applies to counterparties with internal ratings below the level eligible for new exposure or other defined levels. When serious deterioration of a counterparty’s debt repayment capacity and/or financial standing is identified, the counterparty is transferred to the watch list and placed under close monitoring with regular reporting to the Board of Directors.

Accounting policies

Compliance with existing limits is monitored regularly. For treasury counterparties limit compliance is monitored on a daily basis.

Portfolio level measurement and monitoring of credit risk is carried out within the Bank’s economic capital framework. Economic capital is the Bank’s estimate of the capital required to cover unexpected losses deriving from credit risk, market risk and operational risk. As the Bank is not subject to regulatory capital requirements, the economic capital is used for internal monitoring to ensure that the Bank has sufficient capital to fulfil its commitments. The portfolio approach provides a more comprehensive assessment of the Bank’s aggregate credit risk as it captures the impact of concentration and diversification in the Bank’s operations. A report on the Bank’s economic capital and risk profile is submitted to the Board of Directors every four months. The report includes an analysis of the capital required, the aggregate credit risk exposure, credit risk concentrations, changes in the risk profile and exposure against portfolio risk limits with any breaches of limits explained.

Derivatives

The Bank uses derivatives as part of its funding strategy in order to match the interest rate and currency characteristics of the funds raised with those of loans granted and also to reduce funding costs. Derivatives are transacted under normal counterparty limits.

As a rule, NIB enters into International Swaps and Derivatives Association (ISDA) contracts with swap counterparties. This allows the netting of the obligations arising under all of the derivative contracts covered by the ISDA agreement in case of insolvency and, thus, results in one single net claim on, or payable to, the counterparty. Netting is applied for the measurement of the Bank’s credit exposure only in cases when it is deemed to be legally enforceable in the relevant jurisdiction and against a counterparty. The gross total fair value of swaps at year-end 2012 amounted to EUR 2,568 million, compared to a value of EUR 1,951 million after applying netting (year-end 2011: EUR 2,623 million and EUR 1,999 million, respectively).

The credit risk on swaps is further mitigated through credit support agreements with the Bank’s major swap counterparties. Under these agreements swap exposures exceeding agreed thresholds are collateralised by cash or high-quality government securities. Both the swap portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release. The Bank strives to use unilateral credit support agreements under which the Bank does not have to post collateral. At year-end 2012, the Bank held EUR 1,783 million (2011: EUR 1,558 million) in collateral received, of which EUR 1,464 million (2011: EUR 1,223 million) was in cash and EUR 319 million (2011: EUR 335 million) in securities (Note 16, Collateral and Commitments).

Credit risk reserves, impairment methodology

The Bank maintains two credit risk funds within its equity, in addition to the Statutory Reserve. The General Credit Risk Fund is available to cover unexpected losses arising from the Bank’s lending and other business activities. At year-end 2012 the fund amounted to EUR 956 million. The Statutes require that the Bank maintains the Special Credit Risk Fund for the Project Investment Loan (PIL) facility to cover the Bank’s own risk on such loans before resorting to the member countries’ guarantees that support the facility. At year-end 2012, the fund amounted to EUR 396 million.

The Bank reviews at least every four months the possible need for impairment provisions on weak

Accounting policies

exposures. The assessment is carried out both at an individual counterparty level and collectively for groups of counterparties. At the counterparty level specific impairment provision is recognised if there is objective evidence that the counterparty’s capacity to fulfil its obligations has deteriorated to the extent that full repayment is unlikely when taking into consideration any collateral received. The Bank’s method for collective impairments was revised during 2012. Collective impairment provisions are determined on a portfolio basis for exposures with similar credit risk characteristics, as reflected in their risk ratings. The process includes management’s judgement based on the current macroeconomic environment and the current view of the expected economic outlook. In the Bank’s view, the assumptions and estimates made represent an appropriate level of conservatism and are reflective of the predicted economic conditions, the Bank’s portfolio characteristics and their correlation with losses incurred based on historical loss experience. In the assessment of sovereign exposures, the Bank takes into account its preferred creditor status. The Bank’s principles for impairment provisioning are described in more detail in the section “Significant accounting policies”.

Credit risk exposure

Tables 1 to 3 below provide an overview of the Bank’s aggregate credit risk exposure as at year-end 2012 before collective impairment. Aggregate credit exposure comprises lending and treasury exposure. Lending exposure includes loans outstanding and loans agreed but not yet disbursed without taking into account any collateral or other credit enhancement. Regarding the treasury exposure, capital market investments are included at nominal value, while derivatives are included at fair value net of collateral held when credit support agreements are in place and at fair value with an add-on for potential future exposure when not under credit support agreement.

TABLE 1. Credit risk exposure by internal rating (in EUR million)

Risk class	S&P equivalent	Lending	31.12.2012 Treasury	Total	Lending	31.12.2011 Treasury	Total
1–2	AAA/AA+	2,277	4,966	7,243	1,890	3,945	5,835
3–4	AA/AA-	1,014	1,455	2,469	803	1,711	2,514
5–6	A+/A	1,147	1,044	2,191	1,351	1,834	3,184
7–8	A-/BBB+	5,112	207	5,319	4,616	135	4,751
9–10	BBB/BBB-	3,912	85	3,997	3,997	169	4,165
11–12	BB+/BB	2,045	10	2,055	2,148	8	2,156
13–14	BB/BB-	507	0	507	436	0	436
15–16	BB-/B+	272	20	292	192	0	192
17–18	B/B-	76	0	76	122	0	122
19–20	B-/CCC	0	0	0	0	0	0
D		80	10	89	77	28	105
TOTAL		16,442	7,797	24,239	15,633	7,829	23,462

Class D
Gross		198	90	288	204	167	371
Impairment		118	80	198	127	139	266
Net		80	10	89	77	28	105

Overall, the quality of the Bank’s aggregate credit exposure remained sound and stable in 2012. Lending exposure increased by 5%, while treasury exposure was almost unchanged. At year-end 2012, 82% of the lending exposure and 99.5% of the treasury exposure was in risk classes 1-10 corresponding to investment grade quality. Total exposure in the D class was reduced, primarily due to sale/settlement of some of the claims on defaulted Icelandic banks.

Accounting policies

The sum of the percentage shares may not total 100% due to rounding.

The distribution of the Bank’s portfolio of outstanding loans and guarantee commitments by type of credit enhancement at year-end 2012 was largely unchanged compared to the previous year. Further information is presented in Note 8.

TABLE 2. Geographical distribution of the credit risk exposure (in EUR million)

A geographical distribution of the aggregate credit risk exposure is shown in the table below. The distribution is based on the risk-owner’s country of domicile. Risk-owner refers to the entity responsible for the Bank’s claim. As such, if a payment guarantee is provided for the Bank’s loan, the guarantor is considered to be the risk-owner.

Country/Region	Lending	31.12.2012 Treasury	Total	Lending	31.12.2011 Treasury	Total
Denmark	1,428	204	1,632	1,339	325	1,664
Estonia	250	0	250	256	0	256
Finland	3,265	1,646	4,911	3,526	1,607	5,133
Iceland	534	5	538	584	18	603
Latvia	377	0	377	401	0	401
Lithuania	247	35	282	216	35	251
Sweden	3,947	784	4,731	3,281	719	4,000
Norway	2,579	330	2,909	2,311	383	2,694
Africa and Middle-East	290	0	290	329	0	329
Asia-Pacific	1,402	118	1,520	1,351	138	1,489
Europe	1,501	4,174	5,675	1,396	3,961	5,356
Americas	393	304	697	400	480	881
Multilaterals	229	197	426	242	162	403
TOTAL	16,442	7,797	24,239	15,633	7,829	23,462

In the context of the Bank’s mission and mandate, the credit risk exposure continued to be fairly well balanced in terms of geographical distribution with no significant change over the year. At year-end 2012,

Accounting policies

the member countries accounted for 77% of the Bank’s lending exposure (2011: 76%). The Bank has not set limits for the lending exposure in its member countries. Lending to non-member countries is subject to country limits that are reviewed annually. The largest lending exposures outside the member countries were to China, Poland, Russia and Brazil.

The treasury exposure was concentrated in the Nordic region with 38%, and the rest of Europe with 54%, dominated by Germany, France, the Netherlands and the UK. The exposure to Southern Europe accounted for 3% of total treasury exposure at year-end 2012 and mainly consisted of covered bonds.

TABLE 3. Credit risk exposure by industry sector (in EUR million)

The sectoral distribution of the credit risk exposure is based on the industry sector of the risk-owner. These sectors are different from the five business areas into which the Bank has organised its lending operations.

Industry sector	Lending	31.12.2012 Treasury	Total	Lending	31.12.2011 Treasury	Total
Oil & Gas	156	0	156	162	0	162
Materials	1,152	0	1,152	1,140	0	1,140
Paper & Forest Products	285	0	285	701	0	701
Industrials	2,900	0	2,900	2,447	0	2,447
Consumer discretionary	398	0	398	407	0	407
Consumer staples	1,074	0	1,074	835	0	835
Health Care	332	0	332	286	0	286
Financials	1,920	6,157	8,076	1,930	5,934	7,863
Information Technology	269	0	269	220	0	220
Telecommunication services	714	0	714	587	0	587
Utilities	4,228	0	4,228	4,191	0	4,191
Public sector	3,016	1,640	4,656	2,729	1,895	4,624
TOTAL	16,442	7,797	24,239	15,633	7,829	23,462

The distribution by industry sector remained stable in 2012 compared to the previous year. The largest credit risk exposure continued to be in the financial sector, which accounted for 33% of total exposure. This largely derives from treasury operations, but also from the Bank’s lending to financial intermediaries for financing of smaller projects. Of the lending exposure, 62% was distributed across the public sector, utilities and industrials. The Bank has defined limits for maximum exposure to single industry sectors both in relation to its economic capital requirement and to the total credit risk exposure. At year-end 2012, the Bank was in compliance with all these limits.

TABLE 4. Largest counterparty exposures (in % of total credit risk exposure)

A counterparty exposure is defined as the consolidated group exposure, i.e. individual counterparties that are linked to one another by ownership or other group affiliation are considered to be one counterparty.

	31.12.2012	31.12.2011
Top 5	12%	11%
Top 10	20%	19%
Top 20	31%	29%

The Bank’s limits for large single counterparty exposures and for the aggregate of such large exposures are scaled to its economic capital and equity. Any deviations from the set limits must be approved by the Board of Directors. At year-end 2012, the Bank was in compliance with the limits.

Accounting policies

Market risk

Market risk includes i.a. the risk that losses are incurred as a result of movements in exchange rates and interest rates. NIB’s exposure to exchange rate risk occurs when translating assets and liabilities denominated in foreign currencies into the functional currency, the euro. The Bank funds its operations by borrowing in the international capital markets and often provides loans in currencies other than those borrowed. Furthermore, the funds borrowed often have interest rate structures differing from those applied in the loans provided to the Bank’s customers. The Bank’s market risk is concentrated in Treasury, which provides Lending with matched funding for its loans. Treasury then uses derivatives to hedge the exposure to interest rate risk and exchange rate risk arising from mismatches in lending and underlying borrowing. Any residual risk is kept to a minimum under limits set by the Board of Directors. The limits are low compared with the Bank’s capital and they are reviewed annually.

Market risk management

The impact of market risk on the Bank’s assets and liabilities and on its net interest income is managed through a set of limits and various tools for risk measurement. Compliance with the limits is monitored on a daily basis and reported regularly to the Finance Committee.

Exchange rate risk

The Statutes require that the Bank shall, to the extent practicable, protect itself against the risk of exchange rate losses.

Exchange rate risk is measured in terms of the net nominal value of all assets and liabilities per currency (translation risk). Currency positions, i.e. the difference between assets and liabilities in a specific currency, are monitored daily against limits. The limit for overnight exposure is set to the equivalent of EUR 1 million for all currencies except USD, for which the limit is EUR 4 million. Furthermore, the exposure to currencies other than USD and the Nordic currencies may not, in aggregate, exceed the equivalent of EUR 4 million.

The Bank does not hedge future net interest income in foreign currency. Loans are provided primarily in euro, US dollars and Nordic currencies. There is a possibility that interest income in currencies other than euro may cause some fluctuation in the Bank’s future net income in euro terms. However, at present the Bank expects that any such potential fluctuations in the future cash flows from its current portfolio would be minor in relation to its total assets and equity.

Interest rate risk

Interest rate risk is measured as the sensitivity of the Bank’s interest income to a 1% change in interest rates. The Bank has defined both net and gross limits for the acceptable interest rate risk, with separate sub-limits for each individual currency.

In 2012, the net interest rate risk limit was set at EUR 15 million corresponding to approximately 0.60% of the Bank’s equity. At year-end 2012, the net interest rate risk was approximately EUR 7.7 million, or 51% of the limit (2011: EUR 9.7 million, or 65% of the limit).

Interest rate risk in the Bank’s own capital portfolio is further managed by means of modified duration. The own capital portfolio corresponds approximately to the size of the Bank’s paid-in capital and accumulated reserves. The objective of the portfolio is to preserve the value of the Bank’s capital and

Accounting policies

provide long-term stability in earnings. Modified duration measures how much the price of a security or portfolio of securities will change for a given change in interest rates. Generally, the shorter the duration, the less sensitive to interest rate changes the security is. To achieve the objective of stable earnings contribution from the portfolio, the current limit for the modified duration has been set at 2.0-5.0 years.

Credit spread risk

The Bank is exposed to credit spread risk relating to the bonds held in its treasury portfolios. Credit spread risk arises from changes in the value of debt instruments due to a perceived change in the credit quality of the issuers or underlying assets. The Bank manages the exposure to credit spread movements by calculating the sensitivity of the bonds in the marked-to-market portfolios to a 0.01% change in credit spreads.

In 2012, the credit spread limit was EUR 0.90 million. At year-end 2012, the exposure was EUR 0.56 million (year-end 2011: EUR 0.34 million).

Refinancing and reinvestment risk

Risk arising from differences in the maturity profile of assets and liabilities is managed by limits set for refinancing and reinvestment risk. Refinancing risk arises when long-term assets are financed with short- term liabilities. Reinvestment risk occurs when short-term assets are financed with long-term liabilities. Refinancing and reinvestment risk are measured by means of a sensitivity analysis. The analysis captures the impact on the Bank’s net interest income over time of a 0.1% change in the margin on an asset or liability.

In 2012 the maximum limit for refinancing and reinvestment risk was EUR 34 million, approximately 1.40% of the Bank’s equity. At year-end 2012, the refinancing and reinvestment risk was calculated to EUR 17.7 million (year-end 2011: EUR 23.9 million).

Value-at-Risk

The Bank uses the Value-at-Risk (VaR) methodology to monitor exchange rate risk and interest rate risk for the own capital portfolio and for the whole balance sheet. VaR estimates the potential future loss (in terms of fair value) that will not be exceeded in a defined period of time and with a defined confidence level. To measure VaR, the Bank applies a parametric method with a 95% confidence level and a holding period of one day.

At year-end 2012, the VaR of the Bank’s own capital portfolio was EUR 4.0 million (2011: EUR 5.0 million). The average VaR over the year was EUR 5.0 million (2011: EUR 6.7 million), while the lowest and highest values were EUR 3.3 million and EUR 7.4 million, respectively (2011: EUR 4.3 million and EUR 10.3 million).

Liquidity risk

Liquidity risk is defined as the risk of losing earnings and capital due to an inability to meet obligations in a timely manner when they become due. Funding liquidity risk occurs when obligations cannot be fulfilled because of inability to obtain new funding. Market liquidity risk occurs when specific assets cannot be liquidated without significant losses in price.

Liquidity risk management

The Bank manages liquidity risk with the objective to ensure that all payment obligations can be met punctually and that the core activities can be carried out at a reasonable cost. To meet this objective the Bank seeks to retain access to funding in the capital markets and to maintain an optimally sized liquidity reserve to protect against market disruptions.

Accounting policies

The Bank has a proven record of access to funding. In order to manage market access the Bank strives to diversify its sources of funding and maintain its relationship with investors. A cornerstone is the Bank’s established funding programmes supported by the highest possible credit rating assigned to the Bank by the major international rating agencies. The Bank’s AAA/Aaa issuer credit rating was affirmed by S&P and Moody’s in 2012 with a stable outlook. Information on the distribution of the Bank’s funding by geography and investor type is provided in the Treasury section of the Annual Report.

The Bank considers as liquidity all the financial assets held in the treasury portfolios. In the balance sheet, these financial assets are recognised as cash and cash equivalents, placements with credit institutions and investment securities. The liquidity is managed by Treasury in different portfolios with distinct objectives outlined in the Bank’s liquidity policy. Strict rules have been set regarding the eligibility of assets to be warehoused in the portfolios. Overall, the portfolios consist of short-term money market deposits with central banks or highly-rated financial institutions, as well as securities issued by highly-rated governments and financial institutions, including covered bonds. A major portion of the assets held qualify as collateral in central bank funding.

The Bank’s liquidity risk management focuses on both short-term liquidity risk and long-term structural liquidity risk. The short-term target is to maintain positive liquidity for the coming 12 months, i.e. available liquidity should be large enough to cover expected payment obligations. Liquidity planning is based on projected cash flows from all assets and liabilities as well as planned loan disbursements. In order to protect against an unnecessarily large need for funding in future periods, caps have been set on long-term liquidity mismatches. The Bank has defined targets for acceptable liquidity gaps in the periods 1-2 years and 2-10 years. A breakdown of the Bank’s assets and liabilities by maturity at year-end 2012 is presented in Note 18.

At year-end 2012, the Bank’s liquidity portfolio and short-term cash instruments covered its estimated liquidity requirement for 344 days. When the Bank’s own capital portfolio is included, the available liquid assets were sufficient to cover the need for 644 days.

Operational risk

The Bank defines operational risk as the risk of direct or indirect losses or damaged reputation due to failure attributable to technology, employees, processes, procedures or physical arrangements, including external events and legal risks.

Operational risk management

The Bank’s status as an international organisation with immunities and privileges granted to the Bank and its personnel, and the fact that the Bank is neither bound by nor under the supervision of any national laws as such, results in a specific need to address potential risks by adopting an extensive set of guidelines, regulations, rules and instructions governing the activities of the Bank and its staff. The Bank’s operational risk management policy is set by the Board of Directors. The policy is complemented by an operational risk management framework comprising the guiding principles for the identification, assessment, monitoring and control of the operational risks that the Bank faces or may face.

NIB’s operational risk management focuses on proactive measures in order to ensure business continuity, the accuracy of information used internally and reported externally, the expertise and integrity of the Bank’s personnel and its adherence to established rules and procedures as well as on security arrangements to protect the physical and ICT infrastructure of the Bank. The Bank attempts to mitigate operational risks by following strict rules for the assignment of duties and responsibilities

Accounting policies

among and within the business and support functions and by following a system of internal control and supervision. The main principle for organising work flows is to segregate business-generating functions from recording and monitoring functions. An important factor in operational risk mitigation is also the continuous development and upgrading of strategic information and communication systems.

1. Segment information

(1) SEGMENT INFORMATION

Operating segments

The Bank determines and presents operating segments based on the information that internally is provided to the Management. Segment results that are reported to the Management include items directly attributable to a segment as well as other items allocated on a reasonable basis.

In its segment reporting, NIB divides its operations into two major segments: lending and treasury operations. Treasury operations consist of asset and liability management and portfolio management.

	Lending	Asset and liability management	Portfolio management	Total	Lending	Asset and liability management	Portfolio management	Total
(Amounts in EUR 1,000)	2012	2012	2012	2012	2011	2011	2011	2011
Net interest income	122,893	55,210	73,590	251,693	112,365	38,167	77,921	228,452
Commission income and fees received	10,015	604	-	10,620	9,992	319	-	10,310
Commission expense and fees paid	-583	-1,639	-	-2,223	-590	-1,613	-	-2,203
Net profit on financial operations	-6,869	44,278	5,879	43,288	-1,994	20,253	-10,683	7,575
Foreign exchange gains and losses	-	-221	-	-221	-	-653	-	-653
Administrative expenses	-29,743	-1,477	-3,071	-34,291	-28,714	-1,343	-2,898	-32,955
Depreciation	-2,357	-877	-376	-3,611	-2,643	-984	-422	-4,048
Impairment of loans	-56,050	-	-	-56,050	-12,442	-	-	-12,442
Profit/loss for the year	37,305	95,878	76,022	209,205	75,972	54,147	63,918	194,037
Assets	15,194,606	8,122,628	2,665,677	25,982,911	14,232,248	7,112,819	2,456,472	23,801,539
Liabilities and equity	15,194,606	8,122,628	2,665,677	25,982,911	14,232,248	7,112,819	2,456,472	23,801,539

Geographical segments

The table below is based on the region where the borrowers reside, according to the domicile of the borrower’s group headquarters.

(Amounts in EUR 1,000)	2012 Net interest income	2011 Net interest income
Member countries
Denmark	9,623	8,777
Estonia	1,067	1,690
Finland	26,192	25,447
Iceland	4,835	4,633
Latvia	3,656	3,894
Lithuania	1,960	1,595
Norway	16,782	13,572
Sweden	27,506	24,439
Total, member countries	91,621	84,047

Non-member countries
Africa	2,274	2,061
Asia	12,444	9,994
Europe and Eurasia	10,180	9,346
Latin America	5,499	5,941
Middle East	875	977
Total, non-member countries	31,272	28,319
Total, net interest income from lending	122,893	112,365

Due to rounding, the total of individual items may differ from the reported sum.

2. Interest income and interest expense

(2) INTEREST INCOME AND INTEREST EXPENSE

(Amounts in EUR 1,000)	2012	2011
Interest income
Cash and cash equivalents	7,600	19,770
Placements with credit institutions for more than 6 months	-	442
Debt securities	122,083	131,471
Loans outstanding	363,614	347,401
Other interest income	767	558
Total, interest income ¹	494,064	499,642

Interest expense
Short-term amounts owed to credit institutions	2,692	9,407
Long-term amounts owed to credit institutions	419	1,471
Debts evidenced by certificates	681,660	623,299
Swap contracts and other interest expenses, net	-442,400	-362,987
Total, interest expense ²	242,370	271,189

¹ Including interest income from financial assets recognised at amortised cost EUR 449,463 (450,836) thousand.

² Including interest expense from financial liabilities recognised at amortised cost EUR 178,461 (271,189) thousand.

3. Commission income and fees received

(3) COMMISSION INCOME AND FEES RECEIVED

(Amounts in EUR 1,000)	2012	2011
Commitment fees	4,061	3,701
Loan disbursement fees	5,839	6,000
Guarantee commissions	23	46
Premiums on prepayments of loans	276	244
Commissions on lending of securities	421	319
Total, commission income and fees received	10,620	10,310

4. Net profit/loss on financial operations

(4) NET PROFIT/LOSS ON FINANCIAL OPERATIONS

Net profit/loss on financial operations included in profit or loss for the period in the table below are presented in the statement of comprehensive income as follows:

(Amounts in EUR 1,000)	2012	2011
Bonds held at fair value, realised gains and losses	4,502	-587
Floating Rate Notes held at fair value, realised gains and losses	-160	-1,026
Derivatives held at fair value, realised gains and losses	-3,941	-1,220
Other financial placements held at fair value, realised gains and losses	-107	203

Financial instruments held at fair value, realised gains and losses, total	294	-2,629
Bonds held at fair value, unrealised gains and losses ¹	25,228	7,325
Floating Rate Notes held at fair value, unrealised gains and losses ³	27,863	19,671
Derivatives held at fair value, unrealised gains and losses ²	-10,955	-13,001
Commercial paper held at fair value, unrealised gains and losses ¹	12	20

Other financial placements held at fair value, unrealised gains and losses [4]	-6,762	-2,260

Financial instruments held at fair value, unrealised gains and losses, total	35,387	11,756

Bonds held at amortised cost, realised gains and losses [5]	9,475	1,337

Floating rate notes held at amortised cost, realised gains and losses	-3,185	-124

Financial instruments held at amortised cost, realised gains and losses, total	6,290	1,213
Impairment on bonds held at amortised cost	-	-11,819
Adjustment in fair value of hedged loans ²	97,586	185,651
Adjustment in fair value of derivatives hedging loans ²	-98,591	-186,611
Adjustment in fair value of hedged debts evidenced by certificates ²	-292,974	182,158

Adjustment in fair value of derivatives hedging debts evidenced by certificates ²	292,598	-182,772

Adjustment to hedge accounting, unrealised gains and losses of fair value hedges, total	-1,381	-1,574
Repurchase of NIB bonds, other items	2,699	10,629
Total, net profit/loss on financial operations	43,288	7,575

¹ Fair value is determined according to market quotes for identical instruments (Level 1).

² Fair value adjustment is determined using valuation techniques with observable market inputs (Level 2).

³ The fair value adjustments are ma inly determined using market quotes for identical instruments (Level 1). Regarding the fair value measurements of treasury claims, these have been determined using valuation techniques with unobservable market inputs (Level 3).

4 Fair value is determined using valuation techniques with unobservable market inputs (Level 3).

5 These sales were ma de a s these financial assets no longer met NIB’s investment policy.

5. General administrative expenses

(5) GENERAL ADMINISTRATIVE EXPENSES

(Amounts in EUR 1,000)	2012	2011
Staff costs	24,292	23,203
Wages and salaries	19,254	18,228
Social security costs	440	408
Other staff costs	4,598	4,567
Pension premiums in accordance with the Finnish state pension system	4,831	4,364
Other pension premiums	1,316	1,361
Office premises costs	1,208	1,013
ICT service charges	2,945	2,357
Other general administrative expenses	8,112	9,016
Cost coverage, NDF and NEFCO	-903	-943
Cost coverage, rental income and other administrative income	-698	-919
Total	41,103	39,452

Host country reimbursement according to agreement with the Finnish Government	-6,812	-6,497
Net	34,291	32,955

Remuneration to the auditors
Audit fee ¹	120	128
Other audit-related service fees	-	-
Total remuneration	120	128

¹ The cost of issuing comfort letters and certificates in relation to the borrowing operations of the Bank is included in the audit fee.

Average number of employees in permanent positions ¹

	2012	2011
Average number of employees	180	175
Average age of employees	46	45
Average period (years) of employment	11	11

Distribution by gender ¹
All employees	180	175
Females	82	85
Males	98	90
Executive Committee (including the President) ²
Females	1	1
Males	6	6
Professional staff
Females	53	52
Males	81	74
Clerical staff
Females	28	32
Males	11	10

¹ The figures comprise staff in permanent positions including the President.

² Formerly called Management Committee (MC)

5. General administrative expenses

Compensation for the Board of Directors, the Control Committee, the President and the Executive Committee

Compensation for the Board of Directors (BoD) and the Control Committee (CC) is set by the Board of Governors (BoG). The compensation consists of a fixed annual remuneration and an attendee allowance. The members of the BoD and the CC are also entitled to the reimbursement of travel and accommodation expenses and a daily allowance in accordance with the Bank’s travel policy.

The BoD makes decisions concerning the appointment and the remuneration of the President. The President is appointed on a fixed-term contract for five years at a time as a rule, but prolongation of the existing contract can also be made for a shorter period. The President decides upon the employment of the Executive Committee (ExCo) members. The members of the ExCo are normally employed for an indefinite period of time. The period of notice is six months. The President is authorised by the BoD to make decisions as regards compensation within the scope of the Staff Policy, Staff Regulations and the Financial Plan. The remuneration package for the members of the ExCo includes a fixed base salary and customary taxable benefits, which are in principle the same for all staff on the managerial level. In addition to this remuneration package, the members of the ExCo enjoy other benefits common to all staff (health care, supplementary group pension, insurance coverage and staff loans). The Bank can pay performance premiums of up to three months’ salary for excellent and extraordinary performance. The percentage available for performance premiums is determined annually. For 2012, a total of 3% of the estimated salary costs was available. All personnel are eligible for performance premiums.

Compensation for the BoD, the CC, the President and the ExCo is presented in the table below:

(Amounts in EUR)	2012 Compensation/ Taxable income	2011 Compensation/ Taxable income
Board of Directors
Chairman
annual remuneration	13,258	13,258
attendee allowance	1,828	1,077
Other Directors and Alternates (15 persons)
annual remuneration	74,036	76,245
attendee allowance	15,048	16,808
Control Committee
Chairman
annual remuneration	4,375	4,375
attendee allowance	430	215
Other members (9 persons)
annual remuneration	16,021	16,272
attendee allowance	3,168	3,456
President ¹	631,309	481,049
Members of the Executive Committee (6 persons)	1,858,618	1,699,599

¹ The figures include the cost for the former President for the period 01-03/12 and the cost for the current President for the period 04-12/12

5. General administrative expenses

Pension obligations

NIB is responsible for arranging the pension security for its employees. The current pension arrangement consists of pensions based on the Finnish state pension system (VaEL Pension) as the basis for the pension benefits. The VaEL Pension is calculated on the basis of the employee’s annual pensionable income and the applicable age-linked pension accrual rate. The employer’s pension contribution in 2012 was 17.89% of the pensionable income. The employee’s pension contribution was either 5.15% or 6.5%, depending on the employee’s age. NIB pays this contribution for the permanent staff and it is taxed as a benefit for the employee.

In addition to the VaEL Pension, the Bank has taken out a supplementary group pension insurance policy for all its permanently employed staff, including the President. This pension insurance is based on the principle of a defined contribution. The insurance premium, 6.5%, is calculated on the basis of the employee’s taxable income and paid until the age of 63.

The employer’s contribution regarding the President amounted to EUR 211,268, of which EUR 57,291 comprised supplementary pension premiums. The corresponding figures for the ExCo members were EUR 608,095 and EUR 178,340.

Staff loans

Staff loans can be granted to permanently employed staff members who have been employed by the Bank for a period of at least one year. The staff loans are granted by a commercial bank, subject to a recommendation from NIB.

At present, the maximum loan amount is EUR 200,000. The employee pays interest on the loan in accordance with the official base rate established by the Ministry of Finance in Finland (1.5% in July–December 2012). The same interest rates, terms and conditions are applicable to all the employees of the Bank, including the President and the ExCo members.

As of 31 December 2012, there were no staff loans to the President or the ExCo members outstanding (-).

Additional benefits for expatriates

Professional staff (including Executive Committee members) who move to Finland for the sole purpose of taking up employment in the Bank, are entitled to certain expatriate benefits, such as an expatriate allowance and a spouse/family allowance. In addition, NIB assists the expatriate, e.g., in finding accommodation, usually by renting a house or a flat in its own name. The staff member reimburses the Bank a part of the rent, which equals to at least the tax value of the accommodation benefit established annually by the Finnish National Board of Taxes.

Rental agreement

NIB owns its headquarters office building in Helsinki. The building’s total area is 18,500 m². The Bank rents office space totalling 1,935 m² adjacent to its main office building. A total of 2,196 m² is rented to external parties. Furthermore, the Bank has in 2012 rented office space totalling 459 m² in the Nordic countries, Beijing and Moscow.

6. Impairment of loans

(6) IMPAIRMENT OF LOANS

(Amounts in EUR 1,000)	2012	2011
Credit losses from loans	-	35,193
Credit losses on receivables from defaulted lending counterparties	19,620	-
Allowances for impairment net change, individually assessed	17,133	12,739
Allowances for impairment net change, collectively assessed	40,000	-
Reversals of previously recorded allowances for credit losses	-20,703	-35,490
Impairment of loans and other assets	56,050	12,442

See also Note 8.

7. Financial placements

(7) FINANCIAL PLACEMENTS

The debt securities were issued by the following counterparties:

(Amounts in EUR million)	2012	2011
Governments	1,375	1,577
Public institutions	1,063	233
Other	2,811	2,534
Total, debt securities	5,249	4,344

The distribution of the Bank’s debt security portfolios was as follows:

	Book value		Fair value
(Amounts in EUR million)	2012	2011	2012	2011
Held at fair value	2,600	1,882	2,600	1,882
Held at amortised cost	2,649	2,462	2,800	2,512
Total, debt securities	5,249	4,344	5,399	4,394

Of these debt securities, EUR 3,515 (3,050) million is at fixed interest rates and EUR 1,734 (1,294) million at floating interest rates.

Reclassified securities

The Bank reclassified financial assets out of the held for trading portfolio to the held-to-maturity portfolio during 2008 because these assets are no longer held for the purpose of being sold in the near term. At the same time, assets recognised among cash and cash equivalents became financial placements and are not included in net liquidity. All the reclassifications took place at the fair value at the date of reclassification. The reclassified cost will be amortised over the instrument’s expected remaining lifetime through interest income using the effective interest method.

(Amounts in EUR million)	Book value	Fair value	Unrecognised adjustments to fair value
2012	297	275	-22
2011	409	370	-39
2010	505	483	-22
2009	606	585	-21
2008	684	630	-54
1 Sep 2008	762	715	-47

(Amounts in EUR million)	2012	2011	2010	2009	2008
Recognised interest income due to reclassification	-6.1	-7.3	-8.6	-8.6	-1.5
Change in unrecognised adjustment to fair value	17.4	-17.7	-0.2	32.6	-7.3
Impact on profit if the reclassification had not been implemented	11.3	-25.0	-8.7	24.0	-8.8

8. Loans outstanding and guarantee commitments

(8) LOANS OUTSTANDING AND GUARANTEE COMMITMENTS

Loans outstanding were distributed as follows over the Bank’s three loan facilities:

(Amounts in EUR million)	2012	2011
Ordinary Loans
Investment loans in the member countries	11,952	11,054
Investment loans in other countries	535	525
Regional loans in the Nordic countries	4	5
Adjustment to hedge accounting	346	246
Total	12,837	11,830

Project Investment Loans (PIL)
Africa	221	247
Asia	1,100	1,042
Europe and Eurasia	388	323
Latin America	419	487
Middle East	70	82
Adjustment to hedge accounting	34	37
Total	2,232	2,219

Environmental Investment Loans (MIL)	102	103

Collective impairment	-40	-
Total, loans outstanding	15,131	14,153

The figure for loans outstanding, EUR 15,131 (14,153) million, includes medium-term notes (MTN) of EUR 1,461 (1,668) million. These are held at amortised cost unless they form a part of a qualifying hedging relationship with a derivative. In a hedge accounting relationship, the MTNs are recognised at fair value.

Loans outstanding at floating interest rates amounted to EUR 12,495 (11,937) million, while those at fixed interest rates amounted to EUR 2,296 (1,934) million. There were no guarantee commitments (4.2) under Ordinary lending as of 31 December 2012.

A total of EUR 158.3 (126.9) million has been deducted from the Bank’s loans outstanding and from lending claims in “other assets”. Specific allowances for impairment amounted to EUR 118.3 million and collectively assessed allowances amounted to EUR 40.0 million. On 31 December 2012, lending transactions worth EUR 22.8 (28.2) million had been converted into claims under “other assets”. The following changes in allowances for impairment and effects of foreign currency movements are recognised in the statement of comprehensive income under impairment of loans and foreign exchange gains and losses.

8. Loans outstanding and guarantee commitments

Specific and collective allowances for impairment

(Amounts in EUR million)	2012	2011
Balance at 1 January	126.9	152.0
Allowances for impairment, individually assessed	16.7	15.6
Allowances for impairment, collectively assessed	40.0	-
Reversals of previously recorded allowances for impairment	-25.3	-40.8
Balance at 31 December	158.3	126.9

See also Note 6.

The distribution of allowances for impairment was as follows:

(Amounts in EUR million)	2012	2011
Distribution by loan facility
Ordinary Loans	21.6	27.2
Project Investment Loans (PIL)	7.2	8.3
Allowances for impairment, loans outstanding	28.8	35.5
Collective impairment	40.0	-
Impairment losses on defaulted loan customers, other assets	89.5	91.4
Total	158.3	126.9

In 2012 NIB reorganized its lending activities on the basis of business areas. The lending activities are carried out in five areas: Energy and Environment; Infrastructure, Transportation and Telecom; Heavy Industry and Mechanical Engineering; Consumer Goods and Services; and Financial Institutions and SMEs.

(Amounts in EUR million)	2012	2011
Distribution by NIB business areas
Financial Institutions & SMEs	-	-
Energy & Environment	15.2	20.7
Infrastructure, Transportation and Telecom	6.6	6.7
Heavy Industry & Mechanical Engineering	7.0	8.1
Consumer Goods & Services	-	-
Allowances for impairment, loans outstanding	28.8	35.5
Collective impairment	40	-
Impairment losses on defaulted loan customers, other assets	89.5	91.4
Total	158.3	126.9

As of December 2012 there were no (-) non-performing loans.

As of 31 December 2012, loans agreed but not yet disbursed amounted to the following:

(Amounts in EUR million)	2012	2011
Loans agreed but not yet disbursed
Ordinary Loans	909	1,049
Project Investment Loans	656	636
Environmental Investment Loans	47	42
Total, loans agreed but not yet disbursed	1,613	1,727

The amounts set forth above for loans agreed but not yet disbursed include loans in considerable amounts, where certain conditions, primarily interest rate conditions, may not yet have been finally approved.

8. Loans outstanding and guarantee commitments

Distribution according to NIB business areas

(Amounts in EUR million)	2012 Share, in %		2011 Share, in %
Loans outstanding as of 31 December
Financial Institutions & SMEs	2,019	14%	2,158	16%
Energy & Environment	4,590	31%	4,263	31%
Infrastructure, Transportation and Telecom	2,820	19%	2,150	16%
Heavy Industry & Mechanical Engineering	2,900	20%	2,891	21%
Consumer Goods & Services	2,462	17%	2,408	17%
Collective impairment	-40		-
Adjustments to hedge accounting	380		283
Total	15,131	100%	14,153	100%

Loans disbursed
Financial Institutions & SMEs	225	10%	288	15%
Energy & Environment	608	26%	570	29%
Infrastructure, Transportation and Telecom	803	34%	493	25%
Heavy Industry & Mechanical Engineering	373	16%	199	10%
Consumer Goods & Services	346	15%	397	20%
Total	2,355	100%	1,946	100%

Currency distribution of loans outstanding

	Ordinary loans		PIL loans		Total ¹
(Nominal amounts in EUR million)	2012	2011	2012	2011	2012	2011
Currency
Nordic currencies	4,240	3,525	67	-	4,307	3,525
EUR	6,698	6,822	721	639	7,472	7,503
USD	1,383	1,040	1,366	1,489	2,795	2,591
Other currencies	170	198	44	54	216	252
Total	12,490	11,585	2,198	2,182	14,790	13,870

Adjustment to hedge accounting	346	246	34	37	380	283

Collective impairment					-40	-
Total, loans outstanding	12,837	11,830	2,232	2,219	15,131	14,153

¹ The total amount also includes EUR 102 million (103) in Environmental Investment Loans (MIL)

8. Loans outstanding and guarantee commitments

Distribution of loans outstanding and guarantees by various types of security

The following table shows loans outstanding, including guarantee commitments, distributed by type of security:

(Amounts in EUR million)	Amount	Total amount	Share, in %
As of 31 December 2012
Loans to or guaranteed by governments
Loans to or guaranteed by member countries	355
Loans to or guaranteed by other countries	1,426	1,781	12.1%
Loans to or guaranteed by local authorities in member countries		759	5.1%
Loans to or guaranteed by companies owned 50% or more by member countries or local authorities in member countries		1,032	7.0%
Loans to or guaranteed by banks		1,158	7.8%
Other loans
Backed by a lien or other security in property	615
With a guarantee from the parent company and other guarantees	1,321
With a negative pledge clause and other covenants	8,121

Without formal security	4	10,061	68.0%
Collective impairment		-40
Total		14,750	100.0%

Adjustment to hedge accounting		380
Total, loans outstanding		15,131

(Amounts in EUR million)	Amount	Total amount	Share, in %
As of 31 December 2011
Loans to or guaranteed by governments
Loans to or guaranteed by member countries	330
Loans to or guaranteed by other countries	1,472	1,802	13.0%
Loans to or guaranteed by local authorities in member countries		445	3.2%
Loans to or guaranteed by companies owned 50% or more by member countries or local authorities in member countries		896	6.5%
Loans to or guaranteed by banks		1,160	8.4%
Other loans
Backed by a lien or other security in property	570
With a guarantee from the parent company and other guarantees	1,238
With a negative pledge clause and other covenants	7,760
Without formal security	5	9,573	69.0%
Total		13,874	100.0%

Adjustment to hedge accounting		283
Total, loans outstanding (including guarantees)		14,157

8. Loans outstanding and guarantee commitments

According to NIB’s Statutes, the member countries shall cover the Bank’s losses arising from failure of payment in connection with PIL loans up to the following amounts:

(Amount in EUR 1,000)	2012 Amount of guarantee	2012 Share, in %	2011 Amount of guarantee	2011 Share, in %
Member country
Denmark	377,821	21.0%	377,821	21.0%
Estonia	13,139	0.7%	13,139	0.7%
Finland	344,860	19.2%	344,860	19.2%
Iceland	15,586	0.9%	15,586	0.9%
Latvia	19,058	1.1%	19,058	1.1%
Lithuania	29,472	1.6%	29,472	1.6%
Norway	329,309	18.3%	329,309	18.3%
Sweden	670,755	37.3%	670,755	37.3%
Total	1,800,000	100.0%	1,800,000	100.0%

According to NIB’s Statutes, the member countries shall cover 100% of the Bank’s losses arising from failure of payment in connection with MIL loans up to the following amounts:

(Amount in EUR 1,000)	2012 Amount of guarantee	2012 Share, in %	2011 Amount of guarantee	2011 Share, in %
Member country
Denmark	70,113	23.4%	70,113	23.4%
Estonia	2,190	0.7%	2,190	0.7%
Finland	51,377	17.1%	51,377	17.1%
Iceland	3,187	1.1%	3,187	1.1%
Latvia	3,176	1.1%	3,176	1.1%
Lithuania	4,912	1.6%	4,912	1.6%
Norway	61,324	20.4%	61,324	20.4%
Sweden	103,720	34.6%	103,720	34.6%
Total	300,000	100.0%	300,000	100.0%

9. Intangible assets, tangible assets (property and equipment)

(9) INTANGIBLE ASSETS, TANGIBLE ASSETS (PROPERTY AND EQUIPMENT)

The Bank’s intangible assets amounted to EUR 4.4 (4.6) million.

(Amounts in EUR 1,000)	Computer software development costs, total 2012	Computer software development costs, total 2011
Intangible assets
Acquisition value at the beginning of the year	20,771	19,117
Acquisitions during the year	1,727	1,655
Sales/disposals during the year	-	-
Acquisition value at the end of the year	22,499	20,771

Accumulated amortisation at the beginning of the year	16,212	13,958
Amortisation according to plan for the year	1,841	2,254
Accumulated amortisation on sales/disposals during the year	-	-
Accumulated amortisation at the end the of the year	18,053	16,212
Net book value	4,446	4,560

As of 31 December 2012, the historical cost of buildings and land was recognised in the statement of financial position (net of depreciation on the buildings in accordance with the depreciation plan) at EUR 24.3 (25.0) million.

The value of office equipment and other tangible assets is recognised at EUR 5.5 (5.8) million.

2012

(Amounts in EUR 1,000)	Buildings	Office equipment and other tangible assets	Total
Tangible assets
Acquisition value at the beginning of the year	33,769	17,304	51,074
Acquisitions during the year	-	871	871
Sales/disposals during the year	-	-268	-268
Acquisition value at the end of the year	33,769	17,908	51,677

Accumulated depreciation at the beginning of the year	8,750	11,518	20,268
Depreciation according to plan for the year	673	1,097	1,770
Accumulated depreciation on sales/disposals during the year	-	-216	-216
Accumulated depreciation at the end of the year	9,424	12,398	21,822
Net book value	24,346	5,510	29,856

On each closing date, the Bank’s assets are assessed to determine whether there is any indication of an asset’s impairment. As of 31 December 2012, there were no indications of impairment of the intangible or tangible assets.

9. Intangible assets, tangible assets (property and equipment)

2011

		Office equipment and other
(Amounts in EUR 1,000)	Buildings	tangible assets	Total
Tangible assets
Acquisition value at the beginning of the year	33,739	16,807	50,546
Acquisitions during the year	30	718	748
Sales/disposals during the year	-	-220	-220
Acquisition value at the end of the year	33,769	17,305	51,074

Accumulated depreciation at the beginning of the year	8,079	10,579	18,658
Depreciation according to plan for the year	671	1,123	1,794
Accumulated depreciation on sales/disposals during the year	-	-184	-184
Accumulated depreciation at the end of the year	8,750	11,518	20,268
Net book value	25,019	5,787	30,806

10. Depreciation

(10) DEPRECIATION

(Amounts in EUR 1,000)	2012	2011
Intangible assets	1,841	2,254
Tangible assets	1,770	1,795
Buildings	673	671
Office equipment	1,097	1,123
Total	3,611	4,048

11. Other assets

(11) OTHER ASSETS

Derivatives are included in “Other assets”.

(Amounts in EUR million)	2012	2011
Interest rate swaps ¹	14,728	12,649
Currency swaps ²	18,744	18,784
Total, nominal amount	33,471	31,432
Netting of nominal amount per derivative	-32,017	-29,715
Derivative receivables, net	1,454	1,717
Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	894	704
Derivative instruments	2,348	2,421
Receivables from defaulted counterparties	10	36
Other	16	3
Total	2,374	2,459

¹ Interest rate swaps at floating interest rates EUR 4,274 (3,656) million and fixed interest rates EUR 10,454 (8,992) million.

² Currency swaps at floating interest rates EUR 12,229 (12,556) million and fixed interest rates EUR 6,515 (6,228) million.

Derivatives are carried at fair value in the statement of financial position net per contract. Thus, swap contracts with a positive net fair value are recognised in the statement of financial position under “Other assets”, while swap contracts with a negative net fair value are recognised under “Other liabilities”.

12. Debts evidenced by certificates and swaps

(12) DEBTS EVIDENCED BY CERTIFICATES AND SWAPS

At year-end, the Bank’s borrowings evidenced by certificates were distributed among the currencies shown in the table below. The table also demonstrates the distribution of borrowings by currency on an after-swap nominal basis.

	Borrowing		Swap contracts payable/receivable		Net currency
(Amounts in EUR million)	2012	2011	2012	2011	2012	2011
Currency
USD	8,357	7,481	-4,749	-4,598	3,609	2,883
AUD	2,121	1,351	-2,121	-1,351	-	-
GBP	1,928	2,164	-1,927	-2,163	1	1
JPY	1,785	2,080	-1,759	-2,038	26	42
EUR	1,253	1,245	9,034	8,800	10,287	10,046
Nordic currencies	1,493	1,354	3,097	2,212	4,591	3,566
Other currencies	2,415	2,071	-2,225	-1,861	190	210
Total	19,353	17,746	-650	-998	18,703	16,748

Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	979	686	-596	-396	384	290
Total, borrowing outstanding	20,332	18,433	-1,245	-1,395	19,087	17,038

The table set forth above includes the following medium-term note (MTN) programmes: 237 (278) borrowing transactions in the equivalent amount of EUR 9,679 (10,708) million entered into under the Bank’s euro MTN programme,10 (8) borrowing transactions in the equivalent amount of EUR 6,948 (5,428) million under the Bank’s US MTN programmes and 17 (11) borrowing transactions in the equivalent amount of EUR 2,582 (1,464) million under the Bank’s Australian MTN programme. There where no borrowing transactions outstanding under the Bank’s Swedish MTN programme during the years 2012 and 2011. The Bank has established a EUR 2.000 million commercial paper programme in Europe.

Of debt securities issued, the amount of EUR 2,366 (2,508) million is at floating interest rates, while EUR 16,921 (15,173) million is at fixed interest rates. Of the other borrowing transactions, the amount of EUR 14 (14) million is at floating interest rates, while EUR 52 (52) million, is at fixed interest rates.

13. Other liabilities

(13) OTHER LIABILITIES

Derivatives are included in “Other liabilities”.

(Amounts in EUR million)	2012	2011
Interest rate swaps ¹	14,723	12,618
Currency swaps ²	18,062	17,804
Total, nominal amount	32,785	30,422
Netting of nominal amount per derivative	-31,980	-29,704
Derivative payables, net	805	718

Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	298	308
Derivative instruments	1,103	1,026
Other	9	10
Total	1,112	1,036

¹ Interest rate swaps at floating interest rates EUR 11,627 (10,134) million and fixed interest rates EUR 3,095 (2,484) million.

² Currency swaps at floating interest rates EUR 17,893 (17,620) million and fixed interest rates EUR 169 (184) million.

Derivatives are carried at fair value in the statement of financial position net per contract. Thus, swap contracts with a positive net fair value are recognised in the statement of financial position under “Other assets”, while swap contracts with a negative net fair value are recognised under “Other liabilities”.

14. Authorised capital-paid-in capital

(14)	AUTHORISED CAPITAL–PAID-IN CAPITAL

The member countries’ portions of authorised capital are as follows:

(Amounts in EUR million)	2012	Share, in %	2011	Share, in %
Member country
Denmark	1,293.9	21.1%	1,293.9	21.1%
Estonia	56.3	0.9%	56.3	0.9%
Finland	1,088.1	17.7%	1,088.1	17.7%
Iceland	58.1	0.9%	58.1	0.9%
Latvia	82.1	1.3%	82.1	1.3%
Lithuania	119.8	2.0%	119.8	2.0%
Norway	1,320.8	21.5%	1,320.8	21.5%
Sweden	2,122.8	34.6%	2,122.8	34.6%
Total	6,141.9	100.0%	6,141.9	100.0%

The member countries’ portions of paid-in capital are as follows:

(Amounts in EUR million)	2012	Share, in %	2011	Share, in %
Member country
Denmark	89.2	21.3%	89.2	21.3%
Estonia	3.1	0.7%	3.1	0.7%
Finland	74.4	17.8%	74.4	17.8%
Iceland	3.9	0.9%	3.9	0.9%
Latvia	4.4	1.1%	4.4	1.1%
Lithuania	6.9	1.6%	6.9	1.6%
Norway	77.1	18.4%	77.1	18.4%
Sweden	159.5	38.1%	159.5	38.1%
Total	418.6	100.0%	418.6	100.0%

15. Statutory reserve and credit risk funds

(15) STATUTORY RESERVE AND CREDIT RISK FUNDS

At the end of 2012, the Statutory Reserve amounted to EUR 686.3 million, or 11.2% of the Bank’s authorised capital of EUR 6,141.9 million.

The General Credit Risk Fund recognised in “Equity” is built up by means of allocations from prior years’ profits. This fund is established to cover unidentified, exceptional credit losses. The Statutory Reserve and the General Credit Risk Fund together constitute the Bank’s general reserves. The General Credit Risk Fund amounted to EUR 955.6 million in 2012.

In accordance with its Statutes, the Bank has a Special Credit Risk Fund for the Project Investment Loan facility (PIL). This fund is primarily designed to cover the Bank’s own risk in respect of this PIL loan facility, which in part is guaranteed by the member countries. In 2012, the fund amounted to EUR 395.9 million. The Bank assumes 100% of any losses under individual PIL loans, up to the amount available at any given time in the Special Credit Risk Fund for PIL. Only after this fund has been fully used can the Board of Directors call the member country guarantees.

Taken together, these credit risk funds (General Credit Risk Fund and Special Credit Risk Fund PIL) amounted to EUR 1,351.5 million as of 31 December 2012.

As part of the terms and conditions of membership, Estonia, Latvia and Lithuania have, as of 1 January 2005, agreed to pay to the Bank’s reserves altogether the amount of EUR 42.7 million in the same proportion as their share of the subscribed capital. In accordance with individual payment agreements, Estonia and Lithuania have paid their shares of the reserves in full by September 2010, and Latvia by 30 September 2012.

16. Collateral and commitments

(16) COLLATERAL AND COMMITMENTS

Amounts in EUR million	2012	2011
Guarantees issued at nominal amount (Note 8)	-	4
Loans agreed but not yet disbursed (Note 8)	1,613	1,727
Borrowing commitments	-	-
Collateral provided for staff loans ¹	-	-
Callable commitments in financial placements	23	51
Collateral with respect to derivatives exposure
Collateral received ² ³	1,783	1,558
Collateral given ¹	15	-

¹ Book value.

² Fair value.

³ Including cash EUR 1,464 million (1,223) and securities EUR 319 million (335) received.

17. Fair value of financial instruments

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

			2012			2011
(Amounts in EUR million)	Carrying amount	Fair value	Difference	Carrying amount	Fair value	Difference
Assets
Cash accounts with banks ¹	106	106	-	113	113	-
Cash equivalents held at fair value ¹	1,338	1,338	-	519	519	-
Other cash and cash equivalents held at amortised cost ²	1,374	1,374	-	1,782	1,782	-
Cash and cash equivalents, total	2,817	2,817	-	2,415	2,415	-
Placements with credit institutions ²	4	4	-	4	4	-
Debt securities held at fair value ¹ ³	2,600	2,600	-	1,882	1,882	-
Other debt securities held at amortised cost ¹	2,649	2,800	151	2,462	2,512	50
Debt securities, total	5,249	5,400	151	4,344	4,394	50

Other financial placements at fair value ³	22	22	-	26	26	-
Hedged loans outstanding in fair value hedging relationships ²	2,668	2,668	-	2,206	2,206	-
Loans outstanding, other ²	12,463	12,459	-4	11,947	11,957	10
Loans outstanding, total	15,131	15,127	-4	14,153	14,163	10
Hedging derivatives at fair value ²	1,956	1,956	-	1,885	1,885	-
Other derivatives at fair value ²	392	392	-	535	535	-
Derivatives at fair value, total	2,348	2,348	-	2,421	2,421	-
Receivables from defaulted counterparties at fair value ³	10	10	-	36	36	-
			147			60

Liabilities
Short-term amounts owed to credit institutions ²	1,593	1,592	-1	1,496	1,495	-
Long-term amounts owed to credit institutions ²	15	15	-	102	102	-
Hedged debt securities issued in fair value hedging relationships ²	20,059	20,059	-	18,166	18,166	-
Other debt securities issued ²	196	196	-	194	194	-
Debt securities issued, total	20,255	20,255	-	18,360	18,360	-
Hedged other debt in fair value hedging relationships ²	73	73	-	69	69	-
Other debt ²	4	4	-	4	4	-
Other debt, total	77	77	-	73	73	-
Hedging derivatives at fair value ²	687	687	-	701	701	-
Other derivatives at fair value ²	416	416	-	325	325	-
Derivatives at fair value, total	1,103	1,103	-	1,026	1,026	-
			-1
Net			146			60

¹ The fair value is determined according to market quotes for identical instruments.

² The fair value is determined using valuation techniques with observable market inputs.

³ The fair value is determined using valuation techniques with unobservable market inputs.

17. Fair value of financial instruments

Financial instruments measured at fair value at the end of the period

The table below analyses financial instruments measured at fair value at the end of the year by the level in the fair value hierarchy into which the fair value measurement is categorised. See Accounting policies, Determination of fair value.

31 Dec 2012 (Amounts in EUR million)	Level 1	Level 2	Level 3
Cash accounts with banks	106
Cash equivalents held at fair value	1,338
Debt securities held at fair value	2,556		44
Other financial placements held at fair value			22
Hedged loans outstanding in fair value hedging relationships		2,668
Derivatives		2,348
Receivables from defaulted counterparties			10 ¹
Financial assets measured at fair value, total	3,999	5,016	76

Hedged debt securities issued in fair value hedging relationships		20,059
Hedged other debt in fair value hedging relationships		73
Derivatives		1,103
Financial liabilities measured at fair value, total		21,235

31 Dec 2011 (Amounts in EUR million)	Level 1	Level 2	Level 3
Cash accounts with banks	113
Cash equivalents at fair value through profit or loss held for trading	519
Debt securities at fair value through profit or loss held for trading	1,822		60
Other financial placements held at fair value			26
Hedged loans outstanding in fair value hedging relationships		2,206
Derivatives		2,421
Receivables from defaulted counterparties			36 ¹
Financial assets measured at fair value, total	2,454	4,626	121

Hedged debt securities issued in fair value hedging relationships		18,166
Hedged other debt in fair value hedging relationships		69
Derivatives		1,026
Financial liabilities measured at fair value, total		19,261

¹ Receivables from defaulted treasury counterparties are measured at fair value. Receivables from defaulted lending counterparties are measured at cost minus impairment.

Changes in fair values categorised at level 3	31 Dec 2011	Matured transactions	Sold transactions	Changes in fair values	31 Dec 2012
Debt securities held at fair value	60	-12		-4	44
Other financial placements held at fair value	26			-3	22
Receivables from defaulted counterparties	36		-17	-8	10
	121	-12	-17	-15	76

18. Maturity profile

(18) MATURITY PROFILE

The table set forth below presents assets and liabilities according to their remaining maturities, calculated from closing date to maturity date. The possibility of prepayments is taken into consideration regarding derivative contracts and borrowing transactions. Loans outstanding, however, are reported according to the latest possible repayment date. Those assets and liabilities that do not have a contractual maturity date, as well as all value adjustments, are recognised in the “Undefined” column. See also Notes 11 and 13 and Risk Management, Market Risk.

2012

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets
Cash and cash equivalents	2,592	225	-	-	-	-	0	2,817
Financial placements
Placements with credit institutions	-	-	-	-	-	-	4	4
Debt securities	250	116	233	3,885	623	134	8	5,249
Other	-	-	-	-	-	-	22	22
	250	116	233	3,885	623	134	34	5,275

Loans outstanding	237	396	865	6,904	5,055	1,334	340	15,131
Intangible assets	-	-	-	-	-	-	4	4
Tangible assets	-	-	-	-	-	-	30	30
Other assets
Derivatives
Receivables	2,065	1,640	1,244	16,388	3,183	1,858	894	27,271
Payables	-1,889	-1,505	-1,203	-15,500	-3,038	-1,789	-	-24,924
	176	135	41	888	146	69	894	2,348
Other assets	-	-	-	-	-	-	26	26
Payments to the Bank’s reserves, receivable	-	-	-	-	-	-	-	-
Accrued interest and fees receivable	-	-	-	-	-	-	352	352
Total assets	3,255	872	1,140	11,676	5,823	1,537	1,680	25,983

18. Maturity profile

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	1,593	-	-	-	-	-	-	1,593
Long-term	10	6	-	-	-	-	-	15
	1,603	6	-	-	-	-	-	1,609
Short-term debt	-	-	-	-	-	-	-	-
Debts evidenced by certificates	1,866	1,406	1,221	11,525	2,723	612	979	20,332
Other liabilities
Derivatives
Receivables	-243	-230	-417	-4,935	-1,104	-167	-	-7,095
Payables	269	255	435	5,425	1,250	228	335	8,198
	27	25	18	490	146	61	335	1,103
Other liabilities	-	-	-	-	-	-	9	9
Accrued interest and fees payable	-	-	-	-	-	-	264	264
Total liabilities	3,496	1,436	1,240	12,015	2,869	673	1,589	23,317

Equity	-	-	-	-	-	-	2,666	2,666
Total liabilities and equity	3,496	1,436	1,240	12,015	2,869	673	4,254	25,983

Net during the period	-241	-565	-100	-338	2,955	864	-2,574	-
Cumulative net during the period	-241	-806	-906	-1,244	1,711	2,574	-	-
Guarantee commitments	-	-	-	-	-	-	-	-

2011

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets
Cash and cash equivalents	2,381	34	-	-	-	-	-	2,415
Financial placements
Placements with credit institutions	-	-	-	-	-	-	4	4
Debt securities	184	294	364	2,520	789	232	-41	4,344
Other	-	-	-	-	-	-	26	26
	184	294	364	2,520	789	232	-11	4,373

Loans outstanding	323	262	794	6,394	4,627	1,469	283	14,153
Intangible assets	-	-	-	-	-	-	5	5
Tangible assets	-	-	-	-	-	-	31	31
Other assets
Derivatives
Receivables	761	283	438	16,704	3,424	2,828	704	25,143
Payables	-580	-261	-434	-15,775	-3,110	-2,564	-	-22,722
	181	23	5	930	314	264	704	2,421
Other assets	-	-	-	-	-	-	39	39
Payments to the Bank’s reserves, receivable	-	-	-	-	-	-	3	3
Accrued interest and fees receivable	-	-	-	-	-	-	364	364
Total assets	3,070	613	1,164	9,844	5,730	1,965	1,416	23,802

18. Maturity profile

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	1,380	-	-	-	-	-	-	1,380
Long-term	45	41	16	-	-	-	-	102
	1,424	41	16	-	-	-	-	1,481

Short-term debt	116	-	-	-	-	-	-	116
Debts evidenced by certificates	1,162	590	1,736	11,162	2,488	609	686	18,433
Other liabilities
Derivatives
Receivables	-333	-305	-999	-3,769	-1,361	-228	-	-6,994
Payables	351	314	1,128	4,111	1,510	285	320	8,020
	18	9	130	342	149	57	320	1,026
Other liabilities	-	-	-	-	-	-	10	10
Accrued interest and fees payable	-	-	-	-	-	-	279	279
Total liabilities	2,721	640	1,881	11,504	2,637	666	1,296	21,345
Equity							2,456	2,456
Total liabilities and equity	2,721	640	1,881	11,504	2,637	666	3,752	23,802

Net during period	349	-27	-718	-1,660	3,093	1,299	-2,337
Cumulative net during the period	349	322	-396	-2,056	1,037	2,337	-	-
Guarantee commitments	-	-	-	4	-	-	-	4

19. Interest rate risk

(19)	INTEREST RATE RISK

Interest rate risk is the impact that fluctuations in market interest rates can have on the value of the Bank’s interest-bearing assets and liabilities and on the interest income recognised in the statement of comprehensive income. The table below provides information on the extent of the Bank’s interest rate exposure. The assets and liabilities are grouped into brackets defined by their time to maturity or the date of the interest rate adjustment. The difference, or gap, between assets and liabilities in each time bracket makes the Bank sensitive to interest rate fluctuations. See also Risk Management, Market Risk.

2012

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets
Cash and cash equivalents	2,592	225	-	-	-	-	0	2,817
Financial placements
Placements with credit institutions	-	-	-	-	-	-	4	4
Debt securities	1,969	38	108	2,421	572	134	8	5,249
Other	-	-	-	-	-	-	22	22
	1,969	38	108	2,421	572	134	34	5,275

Loans outstanding	6,150	6,260	229	748	981	423	340	15,131
Intangible assets	-	-	-	-	-	-	4	4
Tangible assets	-	-	-	-	-	-	30	30
Other assets
Derivatives
Receivables ¹	13,618	4,996	1,116	10,324	2,430	988	894	34,366
Other assets	-	-	-	-	-	-	26	26
Payments to the Bank’s reserves, receivable	-	-	-	-	-	-	-	-
Accrued interest and fees receivable	-	-	-	-	-	-	352	352
Total assets	24,329	11,519	1,453	13,492	3,983	1,544	1,680	58,001

19. Interest rate risk

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	1,593	-	-	-	-	-	-	1,593
Long-term	10	6	-	-	-	-	-	15
	1,603	6	-	-	-	-	-	1,609

Short-term debt	-	-	-	-	-	-	-	-
Debts evidenced by certificates	2,969	1,634	1,187	10,676	2,437	449	979	20,332
Other liabilities
Derivatives
Payables ¹	22,766	6,860	88	1,580	955	537	335	33,120
Other liabilities	-	-	-	-	-	-	9	9
Accrued interest and fees payable	-	-	-	-	-	-	264	264
Total liabilities	27,338	8,499	1,275	12,256	3,392	986	1,589	55,335

Equity	-	-	-	-	-	-	2,666	2,666
Total liabilities and equity	27,338	8,499	1,275	12,256	3,392	986	4,254	58,001

Net during the period	-3,009	3,020	178	1,236	591	558	-2,574	-
Cumulative net during the period	-3,009	11	189	1,425	2,016	2,574	-	-
Guarantee commitments	-	-	-	-	-	-	-	-

2011

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets
Cash and cash equivalents	2,381	34	-	-	-	-	-	2,415
Financial placements
Placements with credit institutions	-	-	-	-	-	-	4	4
Debt securities	1,455	174	170	1,663	689	232	-41	4,344
Other	-	-	-	-	-	-	26	26
	1,455	174	170	1,663	689	232	-11	4,373

Loans outstanding	5,605	6,186	206	734	784	355	283	14,153
Intangible assets	-	-	-	-	-	-	5	5
Tangible assets	-	-	-	-	-	-	31	31
Other assets
Derivatives
Receivables ¹	12,544	4,285	1,369	9,657	2,176	1,401	704	32,136
Other assets	-	-	-	-	-	-	39	39
Payments to the Bank’s reserves, receivable	-	-	-	-	-	-	3	3
Accrued interest and fees receivable	-	-	-	-	-	-	364	364
Total assets	21,985	10,679	1,745	12,055	3,650	1,988	1,415	53,517

19. Interest rate risk

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	1,380	-	-	-	-	-	-	1,380
Long-term	45	41	16	-	-	-	-	102
	1,424	41	16	-	-	-	-	1,481

Short-term debt	116	-	-	-	-	-	-	116
Debts evidenced by certificates	2,227	921	1,683	10,299	2,218	399	686	18,433
Other liabilities
Derivatives
Payables ¹	21,120	6,787	67	1,186	838	424	320	30,742
Other liabilities	-	-	-	-	-	-	10	10
Accrued interest and fees payable	-	-	-	-	-	-	279	279
Total liabilities	24,887	7,748	1,767	11,485	3,055	823	1,296	51,061

Equity	-	-	-	-	-	.	2,456	2,456
Total liabilities and equity	24,887	7,748	1,767	11,485	3,055	823	3,752	53,517

Net During period	-2,902	2,931	-22	569	595	1,166	-2,337
Cumulative net during the period	-2,902	29	7	577	1,171	2,337	-	-
Guarantee commitments	-	-	-	4	-	-	-	4

¹ Swaps are not netted.

20. Currency Risk

(20) CURRENCY RISK

NIB’s operations are mostly in euro and US dollars. The table below shows the net of assets and liabilities of the major currencies.

See also Risk Management, Market Risk.

Net currency position as of 31 December 2012:
(Amounts in EUR million)	EUR	USD	GBP	JPY	SEK	Other currencies	Fair value adjustments and swap netting	Total

Assets
Cash and cash equivalents	2,399	300	-	-	60	58	-	2,817
Financial placements
Placements with credit institutions	4	-	-	-	-	-	-	4
Debt securities	4,597	493	-		44	115	-	5,249
Other financial placements	22	-	-	-	-	-	-	22
	4,623	493	-		44	115	-	5,275
Loans outstanding	7,433	2,795	-	26	2,215	2,282	380	15,131
Intangible assets	4	-	-	-	-	-	-	4
Tangible assets, property and equipment	30	-	-	-	-	-	-	30
Other assets
Derivatives	-9,034	4,749	1,927	1,759	-1,954	3,203	1,698	2,348
Other assets	3	21	-	-	-	2	-	26
	-9,032	4,770	1,927	1,759	-1,954	3,205	1,698	2,374
Accrued interest and fees receivable	115	103	23	8	13	100	-10	352
Total assets	5,572	8,460	1,951	1,793	378	5,760	2,069	25,983

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	1,588	5	-	-	-	-	-	1,593
Long-term amounts owed to credit institutions	15	-	-	-	-	-	-	15
	1,604	5	-	-	-	-	-	1,609
Debts evidenced by certificates
Debt securities issued	1,191	8,357	1,928	1,785	367	5,659	968	20,255
Other debt	62	-	-	-	-	4	11	77
	1,253	8,357	1,928	1,785	367	5,663	979	20,332
Other liabilities
Derivatives	-	-	-	-	-	-	1,103	1,103
Other liabilities	9	-	-	-	-	-	-	9
	9	-	-	-	-	-	1,103	1,112
Accrued interest and fees payable	45	94	23	8	10	94	-10	264
Total liabilities	2,911	8,456	1,951	1,793	377	5,757	2,072	23,317
Equity	2,456	-	-	-	-	-	-	2,456
Total liabilities and equity	5,367	8,456	1,951	1,793	377	5,757	2,072	25,774

Net of assets and liabilities as of 31 Dec 2012	205	4	-	-	1	3	-4	209

20. Currency risk

Net currency position as of 31 December 2011:
(Amounts in EUR million)	EUR	USD	GBP	JPY	SEK	Other currencies	Fair value adjustments and swap netting	Total
Assets
Cash and cash equivalents	2,334	43	1	-	-	37	-	2,415
Financial placements
Placements with credit institutions	4	-	-	-	-	-	-	4
Debt securities	3,869	474	-	-	-	1	-	4,344
Other financial placements	26	-	-	-	-	-	-	26
	3,898	474	-	-	-	1	-	4,374
Loans outstanding	7,503	2,591	1	42	1,865	1,869	283	14,153
Intangible assets	5	-	-	-	-	-	-	5
Tangible assets, property and equipment	31	-	-	-	-	-	-	31
Other assets
Derivatives	-8,800	4,598	2,163	2,038	-1,473	2,473	1,422	2,421
Other assets	1	12	-	-	-	26	-	39
	-8,800	4,610	2,163	2,038	-1,473	2,499	1,422	2,459
Payments to the Bank’s reserves, receivable	3	-	-	-	-	-	-	3
Accrued interest and fees receivable	132	107	22	9	15	95	-18	364
Total assets	5,105	7,825	2,187	2,089	407	4,501	1,687	23,802

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	1,254	242	-	-	-	-	-	1,496
Long-term amounts owed to credit institutions	102	-	-	-	-	-	-	102
	1,355	242	-	-	-	-	-	1,597
Debts evidenced by certificates
Debt securities issued	1,183	7,481	2,164	2,080	393	4,379	679	18,360
Other debt	62	-	-	-	-	4	7	73
	1,245	7,481	2,164	2,080	393	4,383	686	18,433
Other liabilities
Derivatives	-	-	-	-	-	-	1,026	1,026
Other liabilities	10	-	-	-	-	-	-	10
	10	-	-	-	-	-	1,026	1,036
Accrued interest and fees payable	59	98	22	9	14	95	-18	279
Total liabilities	2,669	7,821	2,187	2,089	406	4,478	1,694	21,345
Equity	2,262	-	-	-	-	-	-	2,262
Total liabilities and equity	4,931	7,821	2,187	2,089	406	4,478	1,694	23,608

Net of assets and liabilities as of 31 Dec 2011	174	3	-	-	1	24	-7	194

21. Average statement of financial position

(21) AVERAGE STATEMENT OF FINANCIAL POSITION

(Amounts in EUR million)	2012	2011
Assets
Cash and cash equivalents	3,196	2,322
Financial placements
Placements with credit institutions	4	46
Debt securities	5,060	4,674
Other	27	28
	5,090	4,748

Loans outstanding	14,542	13,664
Intangible assets	5	5
Tangible assets	30	31
Other assets
Derivatives (incl.exchange rate adjustments)	2,542	2,150
Other assets	35	36
	2,577	2,185

Payments to the Bank’s reserves, receivable	1	4

Accrued interest and fees receivable	368	351
Total assets	25,810	23,312

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	1,740	1,037
Long-term amounts owed to credit institutions	69	137
	1,809	1,174

Short-term debt	26	57

Debts evidenced by certificates
Debt securities issued	19,977	17,914
Other debt	75	179
	20,052	18,092
Other liabilities
Derivatives (incl.exchange rate adjustments)	1,043	1,343
Other liabilities	12	9
	1,055	1,352

Accrued interest and fees payable	283	273
Total liabilities	23,226	20,948

Equity	2,584	2,364
Total liabilities and equity	25,810	23,312

The average statement of financial position is calculated on a monthly basis.

22. Related party disclosures

(22) RELATED PARTY DISCLOSURES

The Bank provides administrative services to and enters into transactions with the Nordic Development Fund (NDF) and the Nordic Environment Finance Corporation (NEFCO), which have for the most part the same owners as NIB. The following table shows the outstanding balance of amounts owed to NDF and NEFCO and the interest paid during the year. The interest paid to these institutions is at normal commercial rates.

(Amounts in EUR 1,000)	Interest from related parties	Interest to related parties	Amounts owed by related parties as of 31 Dec	Amounts owed to related parties as of 31 Dec
2012	-	535	19	143,411
2011	-	1,754	92	258,990

Rental Income (NDF, NEFCO) (Amounts in EUR 1,000)	NDF	NEFCO
2012	121	209
2011	116	197

23. Cash flow statement

(23) CASH FLOW STATEMENT

Specification of the change in cash and cash equivalents, net on 31 December:

(Amounts in EUR 1,000)	2012	2011
Cash and balances with banks ¹	105,647	113,246
Short-term placements with credit institutions	2,076,035	2,301,708
Collateralised placements	635,507
Cash and cash equivalents	2,817,189	2,414,954

Short-term amounts owed to credit institutions ²	-1,593,338	-1,495,517
Cash and cash equivalents, net	1,223,851	919,437

Change in cash and cash equivalents, net	304,414	-674,934

¹ Including an initial margin requirement of EUR 1,243 (1,456) thousand for futures on 31 December.

² Of which cash received as collateral EUR 1,464,012 (1,223,006).

24. Exchange rates

(24) EXCHANGE RATES

	EUR rate on 31 Dec 2012	EUR rate on 30 Dec 2011

DKK Danish Krone	7.461	7.4342
ISK Icelandic Króna	170.20¹	158.65¹
LVL Latvian Lats	0.6977	0.6995
NOK Norwegian Krone	7.3483	7.754
SEK Swedish Krona	8.582	8.912
ARS Argentine Peso	6.47531²	5.56958²
AUD Australian Dollar	1.2712	1.2723
BRL Brazilian Real	2.7036	2.4159
CAD Canadian Dollar	1.3137	1.3215
CHF Swiss Franc	1.2072	1.2156
CZK Czech Koruna	25.151	25.787
GBP Pound Sterling	0.8161	0.8353
HKD Hong Kong Dollar	10.226	10.051
JPY Japanese Yen	113.61	100.20
MXN Mexican Peso	17.1845	18.0512
NZD New Zealand Dollar	1.6045	1.6737
PLN Polish Zloty	4.074	4.458
RUB Russian Rouble	40.3295	41.765
SDR Special Drawing Right	0.85776³	0.84279³
SGD Singapore Dollar	1.6111	1.6819
TRY New Turkish Lira	2.3551	2.4432
TWD New Taiwan Dollar	38.3098²	39.2092²
USD United States Dollar	1.3194	1.2939
ZAR South African Rand	11.1727	10.483

¹ Reuters closing.

² The exchange rate is calculated using the year-end market rate for USD/relevant currency, which then provides the EUR/relevant currency rate.

³ IMF’s (International Monetary Fund) closing per 28 December 2012 and per 30 December 2011.

25. Post-balance sheet events

(25) POST BALANCE SHEET EVENTS

There have been no material post balance sheet events that would require disclosure or adjustment to these financial statements. On 7 March 2013, the Board of Directors reviewed and signed the financial statements. These financial statements will be submitted for approval to the Annual Meeting of the Board of Governors scheduled to be held on 30 April 2013.

Auditors’ reports

Independent Auditors’ Report

To the Control Committee of the Nordic Investment Bank

Independent auditors’ report on the financial statements

In our capacity as auditors appointed by the Control Committee of the Nordic Investment Bank we have audited the accompanying financial statements of the Bank, which comprise the statement of financial position as at 31 December 2012, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

The Board of Directors’ and the President’s responsibility for the financial statements

The Board of Directors and the President are responsible for the preparation of the financial statements that give a true and fair view in accordance with International Financial Reporting Standards, and for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements give a true and fair view of the financial position of the Nordic Investment Bank as at 31 December 2012, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Auditors’ reports

Report on the other requirements

In accordance with the Terms of Engagement our audit also included a review of whether the Board of Directors’ and the President’s administration have complied with the Statutes of the Bank. It is our opinion that the administration of the Board of Directors and the President complied with the Statutes of the Bank.

Helsinki, 8 March 2013

Sixten Nyman	Per Gunslev
Authorised Public Accountant	State Authorised Public Accountant

KPMG Oy Ab	KPMG, Statsautoriseret Revisionspartnerselskab
Mannerheimintie 20 B	Osvald Helmuths Vej 4
00100 Helsinki	2000 Frederiksberg
Finland	Denmark

Statement by the Control Committee

Statement by the Control Committee of the Nordic Investment Bank on the audit of the administration and accounts of the Bank

TO THE BOARD OF GOVERNORS OF THE NORDIC INVESTMENT BANK

In accordance with section 17 of the Statutes of the Nordic Investment Bank, we have been appointed to ensure that the operations of the Bank are conducted in accordance with its Statutes and to bear responsibility for the audit of the Bank and annually deliver an auditors’ report to the Board of Governors. Having completed our assignment for the year 2012, we hereby submit the following report.

The Control Committee met during the fiscal year as well as after the Bank’s Financial Statements had been prepared, and the Committee performed the control and examination measures considered necessary. The Annual Report of the Bank was examined at a meeting in Helsinki on 8 March 2013. In carrying out its tasks, the Control Committee received such information and carried out such examination measures as it deemed necessary to assess the Bank’s position in regard to its risks. We have also received the Independent Auditors’ Report, submitted on 8 March 2013 by the authorised public accountants appointed by the Control Committee.

Following the audit, carried out by the independent auditors, we consider that:

• The Bank’s operations during the financial year have been conducted in accordance with the Statutes; and that

• The Financial Statements give a true and fair view of the financial position of the Bank as at 31 December 2012 and of its results and financing in 2012. The Statement of Comprehensive Income shows a profit of

EUR 209,205,181.00 for the financial period.

We recommend to the Board of Governors that:

• The allocation of the Bank’s profit for the financial period, as proposed by the Board of Directors, be approved;

• The Statement of Comprehensive Income and the Statement of Financial Position be adopted; and

• The Board of Directors and the President be discharged from liability for the administration of the Bank’s operations during the accounting period examined by us.

Helsinki, 8 March 2013

Arne Skauge

Eva Lindström	Thomas Jensen	Sven Sester

Tuula Peltonen	Ragnheiður Ríkharðsdóttir	Karina Korna

Alina Brazdilienė	Hans Frode Kielland Asmyhr	Åsa Torstensson